Exhibit 10.1
                                                   Execution Copy

                                    CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT ("Agreement") is made as of March
30, 2012 ("Contract Date"), between (i) Florida Rock Properties, Inc., a Florida corporation ("FRP"), and (ii) MRP SE Waterfront Residential, LLC, a District of Columbia limited liability company ("MRP").

                                 ARTICLE 1.   INTERPRETATION

      1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

           1.1.1 Access Agreement: that certain Access Agreement dated as of the date hereof between FRP and MRP.

           1.1.2 Action: any action, suit, arbitration, governmental investigation or other legal proceeding.

           1.1.3 Actual Knowledge: actual, conscious (and non-constructive) knowledge of a Person, which, if such Person is FRP, an FRP affiliate or an FRP Representative, will be limited to FRP's Knowledge, and if the Person is MRP, MRP Designee, an MRP Representative or an MRP
Affiliate, will be limited to MRP's Knowledge.

           1.1.4 Agreement:  as defined in the Preamble.

           1.1.5 Apportionment Time: 12:01 a.m. local Washington, D.C. time on the Closing Date.

           1.1.6 A&T Lot: the separate assessment and taxation lot that will be created for the Company Parcel.

           1.1.7 Ballpark District: the area bounded by the Anacostia River to the South, the Southwest Freeway to the North, South
Capitol Street to the West and 8th Street SE to the East.

           1.1.8 Business Day: any Monday through Friday on which commercial banks are authorized to do business and are not required by law or executive order to close in the District of Columbia.

           1.1.9 Cap:  as defined in Section 10.2.8.

           1.1.10 Cleanup Standard: the lowest cost alternative (unless otherwise agreed to by the parties) to address, remediate or dispose of any Known Hazardous Substance or any materials (such as soil, other solid materials or water) impacted by any Known Hazardous
Substances, provided that such alternative (i) is commercially

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reasonable and available, (ii) is approved by all Governmental
Authorities with jurisdiction over such matters if such approval is required, and (iii) complies with applicable Environmental Laws.

           1.1.11 Closing:  the consummation of the transactions
contemplated by this Agreement
..
           1.1.12 Closing Date:  the date on which Closing occurs.

           1.1.13 Code:  the Internal Revenue Code of 1986, as amended.

           1.1.14 Collateral Assignment of Development Work Product: as defined in Section 3.5.

           1.1.15 Company: Riverfront Investment Partners I LLC, a Delaware limited liability company.

           1.1.16 Company Agreement: the Limited Liability Company Agreement of the Company to be entered into by MRP and FRP
(or any FRP Affiliate) at Closing in substantially the form attached hereto as Exhibit C.

           1.1.17 Company Parcel: that portion of the Site generally depicted on Exhibit A attached hereto, together with all right, title and interest of FRP in and to (i)all rights, ways, easements, privileges and appurtenances to such parcel, (ii)all strips and gores appurtenant to such parcel, and (iii)any land lying in the bed of any streets, roads and alleys appurtenant to such parcel.

           1.1.18 Confidential FRP Information: as defined in Section
12.5.1.

           1.1.19 Confidential MRP Information: as defined in Section
2.5.3.

           1.1.20 Consultants: as defined in Section 3.3.

           1.1.21 Contract Date:  as defined in the Preamble.

           1.1.22 Control (Controlled; Controlling): the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

           1.1.23 Current Year Tax Appeal:  as defined in Section
9.3.

           1.1.24 Damages: out of pocket damages, liabilities, losses, claims, costs and expenses (including reasonable attorneys' fees and expenses), excluding consequential and punitive damages.

           1.1.25 Deed:  as defined in Section 8.3.1.

           1.1.26 Developer:  Midatlantic Realty Partners, LLC, a
Virginia limited liability company, which is an Affiliate of MRP.

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           1.1.27 Development Agreement: as defined in Section 3.2.

           1.1.28 Development Costs: all Pre-Closing Development Costs and Post-Closing Development Costs. Notwithstanding the foregoing, both Pre-Closing Development Costs and Post-Closing Development Costs shall specifically exclude all (a) Due Diligence Costs, (b) attorney's and other advisor's fees and expenses incurred by MRP in connection with the negotiation of this Agreement and/or the transaction described herein (other than the fees of Zoning and Land Use Counsel or such other zoning and land use counsel as may be approved by FRP pursuant to
Section 3.3), and (c) overhead or personnel costs of MRP.

           1.1.29 Development Work Product: collectively, the full right, title and interest of MRP (or any affiliate of MRP) in
(a) all studies, tests, reports and investigations relating to the Site or the design, development, construction, operation, management or use of the Site, (b) all plans, drawings, specifications, site plans, plats, renderings and other architectural or engineering documents related to the Site or the design, development, construction, operation, management or use of the Site, (c) all contracts, agreements and purchase orders with any Person for the preparation of any of the materials described in the foregoing clauses (a) or (b), (d) all licenses, permits, approvals, authorizations, and permissions relating to the Site or the design, development, construction, operation, management or use of the Site, (e) all applications for Zoning Approval and the approvals of any other
Governmental Authority or other third party in connection with the Site or the design, development, construction, operation, management or use of the Site, and (f) to the extent not otherwise covered by the foregoing clauses (a)-(e), all entitlements and general intangibles relating to the Site or the design, development, operation, management and use of the Site.

           1.1.30 Due Diligence Costs: costs incurred by MRP in connection with its due diligence and investigation of the Site and the Company Parcel prior to the Contract Date.

           1.1.31 Environmental Laws: all Legal Requirements in effect as of the Contract Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

           1.1.32 Escrow Agent: as defined in Section 8.2.

           1.1.33 Existing LUST Case:  as defined in Section 4.3.3.

           1.1.34 Existing PUD: the PUD for the Site approved by Zoning Commission Order No. 910-B (Case No. 01-31TE/98-17F/95-16P), as amended pursuant to Zoning Commission Order No. 04-14A
(Case No. 04-14A).

           1.1.35 Extended Outside Closing Date: January 31, 2014, as may be extended as a result of FRP Delay pursuant to Section 3.1.3(c).

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           1.1.36 Force Majeure Event:  any act of God, war, riot, civil insurrection, cyclone, hurricane, flood, fire, explosion, earthquake, storm, epidemic, plague, act of terrorism, Processing Delay, strike or labor unrest, shortage of labor or materials despite reasonable diligence, and any other cause that is not within the reasonable control of MRP (or any affiliate thereof) so long as such act or event, in each case, (a) was not due to the default of MRP under this Agreement or the negligence of MRP or any affiliate of MRP, (b) was not reasonably foreseeable and avoidable through the exercise of commercially reasonable efforts by MRP or any affiliate of MRP, (c) was not caused, in whole or in substantial part, by MRP's failure to use commercially reasonable efforts, (d) results in delay in MRP performing an obligation or achieving a milestone date otherwise provided for herein, and (e) is identified by MRP to FRP in writing as a potential Force Majeure Event within five (5) Business Days after MRP first has Actual Knowledge or notice of the occurrence thereof (and the potential of such occurrence to impact the Zoning Approval Schedule or otherwise result in a performance delay).

           1.1.37 FRP:  as defined in the Preamble.

           1.1.38 FRP Affiliate: shall mean FRP or any entity Controlled, Controlling or under common Control with FRP.

           1.1.39 FRP Delay: any actual delay in seeking, processing or obtaining the Zoning Approval occurring as a result of FRP's failure (either directly or through any FRP Representative) to comply with its obligations under this Agreement, including FRP's failure to approve or disapprove, within the time period allotted herein (and subject to the standards provided herein in relation to any such request for approval) (1) any formal submissions, supporting documentation or responses provided or required in connection with the parties' Initial PUD Modification Application, and/or any modifications or changes thereto, and/or (2) any other plan, document or other item which is subject to FRP's approval under this Agreement and which impacts any of the milestone dates provided for under the Zoning Approval Schedule (and including the failure after such approval is given to execute or deliver documentation necessary to process such modification or plan submission with applicable governmental authorities).
Notwithstanding anything to the contrary in this Agreement:

                 (a) in no event shall an FRP Delay include FRP's failure to approve or disapprove (1) any extension under the Zoning Approval Schedule, or (2) any increases in amounts provided for under the Pre-Development Budget or the Project Budget, to the extent such extension or budget increase (i) is rendered necessary, or sought by MRP, as a result of MRP's failure to comply with its obligations under this Agreement, or
(ii) is in accordance with the approval standards provided for under this Agreement;

                 (b) for MRP to obtain the benefit of any extension of the Outside Closing Date due to FRP Delay, MRP shall be required to provide notice of such failure to FRP within ten
(10) days after MRP has Actual Knowledge or notice thereof, and, subject to subparagraphs (c) and (d), FRP shall be afforded an opportunity to cure such failure;

                 (c) if a request that FRP approve any matter required hereunder is

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provided in the form of a Qualifying Approval Notice, then any delay in achieving satisfaction of the Zoning Approval Condition which results from FRP's failure to respond to such Qualifying Approval Notice shall be measured as of the date such approval was originally required to be provided by FRP under the terms of such Qualifying Approval Notice; and

                 (d) if a request that FRP approve any matter required hereunder is not provided in the form of a Qualifying Approval
Notice, or if FRP fails to comply with its obligations under this Agreement, then in order for the same to constitute an FRP Delay, MRP shall be required to give FRP written notice of the applicable failure within ten (10) days after MRP has Actual
Knowledge or notice thereof, and any FRP Delay shall, in such event, be measured beginning on the second business day after the date of MRP's written notice of such failure to FRP, and shall continue until the applicable FRP Delay ceases.

           1.1.40 FRP Indemnified Parties:  as defined in Section
11.4.2.

           1.1.41 FRP Representative: any employee, agent, consultant, representative or contractor of FRP in connection with any matters that are within the scope of this Agreement and the LLC Agreement.

           1.1.42 FRP's Knowledge: the actual current knowledge of the Persons listed on Schedule 1.1.42, without any obligation to review any files or make inquiry of any Person. No knowledge of any other Person shall be imputed to FRP.

           1.1.43 Governmental Authority: the federal or District of Columbia government, including any agency, bureau, department or subdivision thereof, or independent commission or authority constituted thereby.

           1.1.44 Gross Floor Area:  as defined in the Zoning
Regulations.

           1.1.45 Hazardous Substance: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, byproducts and others hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

           1.1.46 Initial Capital Contributions: as defined in the Company Agreement.

           1.1.47 Initial Improvements: all buildings, common areas, and other improvements or areas to be constructed by the Company pursuant to the Zoning Approval, including any Shared Improvements (defined herein) required or agreed in writing to be developed by the Company concurrently with its construction of the Project in order to complete all first phase development obligations under the Zoning Approval
(and for the Project to qualify for occupancy permits or their equivalent upon the completion of such construction).

           1.1.48 Initial Outside Closing Date:  January 31,
2013, as may be extended as a result of FRP Delay pursuant to Section 3.1.3(c).

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           1.1.49 Initial PUD Modification Application: as defined
in Section 3.1.2.

           1.1.50 Key Consultants: as defined in Section 3.3.

           1.1.51 Known Hazardous Substances: the possible presence on the Company Parcel of total petroleum hydrocarbons - diesel range organics, as described in the Limited Phase II Environmental Site Assessment and
Geophysical Survey dated February 8, 2000, prepared by
Engineering Consulting Services, Ltd. (which is listed on
Schedule 5.10).

           1.1.52 Land Records: the land records of the District of Columbia.

           1.1.53 Lease: any lease, license or other occupancy agreement with respect to all or a portion of the Company Parcel.

           1.1.54 Legal Requirement: any and all applicable federal, state, local or municipal constitutions, laws, statutes, orders, rulings, findings, directives, standards, procedural requirements, ordinances, rules and/or regulations.

           1.1.55 Master Development: the development of the Site, including the Company Parcel, in accordance with the PUD Modification, as amended by any modifications adopted at any time with respect to the Project and/or the Site with governmental approval, and, to the extent required hereunder or under the LLC Agreement, with approval of all of the Members of the Company.

           1.1.56 Monetary Encumbrances:  as defined in Section
4.2.2.

           1.1.57 MRP:  as defined in the Preamble.

           1.1.58 MRP Affiliate: a Person (a) that is Controlled by any two or more of the MRP Principals, as long as those MRP Principals at all times include Robert Murphy and Frederick Rothmeijer, and (b) in which two or more of the MRP
Principals own, directly or indirectly at least fifty-one percent (51%), including at least fifty-one percent (51%) of the capital and profits, so long as those MRP Principals at all times include Robert Murphy and Frederick Rothmeijer.

           1.1.59 MRP Designee:  as defined in Section
12.1.1.

           1.1.60 MRP Indemnified Parties:  as defined in Section
11.4.1.

           1.1.61 MRP Principals:  Robert Murphy, Frederick
Rothmeijer, Ryan Wade and J. Richard Saas.

           1.1.62 MRP Representatives:  as defined in Section
4.1.

           1.1.63 MRP's Knowledge: the actual current knowledge of the Persons listed on Schedule1.1.63, without any obligation to review any files or make inquiry of any Person. No knowledge of any other Person shall be imputed to MRP.

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           1.1.64 New Title Matter:  as defined in Section
4.2.4.

           1.1.65 Objection:  as defined in Section 4.2.1.

           1.1.66 Outside Application Date: the outside date for application for building permits for the initial improvements under the Existing PUD, as the same may be unconditionally modified by the PUD Modification or any other modification or amendment to the Existing PUD, as approved by applicable
Governmental Authorities in the District of Columbia. The parties acknowledge that (a) under the Existing PUD, the Outside Application Date is currently June 27, 2012, and
(b) the Outside Application Date is a fluid date that may repeatedly change based on modifications to the Existing PUD, and/or other actions taken by applicable
Governmental Authorities in the District of Columbia which have the effect of extending the Outside Application Date.

           1.1.67 Outside Closing Date: as applicable, the
Initial Outside Closing Date or the Extended Outside Closing
Date, as may be extended pursuant to Section 7.2 of this Agreement.

           1.1.68 Parcel Value: an amount equal to (i) the maximum number of square feet of Gross Floor Area that is authorized to be built on the Company Parcel pursuant to the Zoning Approval multiplied by (ii) Forty
Five and 00/100 Dollars ($45.00), provided that in no event shall the Parcel Value be less than Ten Million Five
Hundred Thousand and 00/100 Dollars ($10,500,000.00).

           1.1.69 Permitted Exceptions: collectively, (i) the matters set forth on Schedule 1.1.69, (ii) the matters set forth on Schedule B of the Title Commitment and the matters that would be shown by a survey of the Company Parcel performed on the last day of the Title Objection Period in accordance with the Survey Standards, other than those matters that FRP is required to cure pursuant to Section
4.2, and (iii) any matters approved or deemed approved by MRP pursuant to Section 4.2.

           1.1.70 Person: a natural person or any legal or governmental entity.

           1.1.71 Post-Closing Development Costs: all out-of-pocket third party costs incurred by MRP in connection with the performance of its pre-development obligations under Article 3 and, as applicable, under the Company Agreement, to the extent such costs are incurred in accordance with the "Development Budget" adopted by Company in accordance with the terms of the Company Agreement after the Closing Date hereunder, and as the same may be modified, or deemed modified, in accordance with the terms of the Company
Agreement.  Notwithstanding the foregoing, Post-
Closing Development Costs shall specifically exclude all
(a) Due Diligence Costs, (b) attorney's and other advisor's fees and expenses incurred by MRP in connection with the negotiation of this Agreement and/or the transaction described herein (other than the fees of zoning and land use counsel approved by FRP pursuant to Section 3.3), and (c) overhead or personnel costs of MRP.

           1.1.72 Pre-Closing:  as defined in Section 8.2.

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           1.1.73 Pre-Closing Development Costs: all out-of-
pocket third party costs incurred by MRP in connection with the performance of its obligations under Article 3, to the extent such costs are incurred in accordance with the Pre-Development Budget prior to the Closing Date hereunder. Notwithstanding the foregoing, Pre-Closing Development
Costs shall specifically exclude all (a) Due Diligence Costs,
(b) attorney's and other advisor's fees and expenses incurred by MRP in connection with the negotiation of this Agreement and/or the transaction described herein
(other than the fees of zoning and land use counsel approved by FRP pursuant to Section 3.3), and (c) overhead or personnel costs of MRP.

           1.1.74 Pre-Development Budget: as defined in
Section 3.4.1, and as the same may be modified, or deemed modified, prior to the Closing Date in accordance with this Agreement.

           1.1.75 Prior Lease: that certain Lease Agreement dated April 1, 1986, by and between FRP, as landlord, and Prior Tenant, as tenant, as amended by Addendum dated April 1, 2001, Second Lease Addendum dated October 1, 2007, and
Third Addendum dated August 2011.

           1.1.76 Prior Tenant: DC Materials, Inc., a District of
Columbia corporation, its successors and assigns.

           1.1.77 Processing Delay: any delay in obtaining the Zoning Approval beyond the time periods provided for in the Zoning Approval Schedule that is not attributable to the failure of MRP to use commercially reasonable and diligent efforts to pursue the Zoning Approval, including delay attributable to (i) postponements or adjournment of hearings and/or meetings; (ii) requests for the inclusion of additional owner commitments, or other modifications to the terms of PUD Modification, as originally submitted, that were not anticipated as of the date of execution of this Agreement by FRP and MRP; and/or (iii) Persons involved in the process of reviewing, commenting upon, and/or approving any applications, plans and other supporting materials submitted as part of the PUD Modification taking more time than the Zoning Approval Schedule contemplates for completing their review and/or approval, including due to indecision or disagreement, as required to reconcile conflicting demands or requests, or obtain input from additional sources.

           1.1.78 Project: the development of a mixed used multifamily and retail commercial real estate project on the Company Parcel by the Company.

           1.1.79 Project Budget: as defined in Section 3.4.2, as the same may be modified, or deemed modified, prior to the Closing Date in accordance with this Agreement.

           1.1.80 PUD:   a planned unit development, as
defined in the Zoning Regulations.

           1.1.81 PUD Modification:  as defined in Section
3.1.1, as the same may be

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modified prior to the Closing Date in accordance with
this Agreement.

           1.1.82 Qualifying Approval Notice: a written notice which seeks or requests the consent or approval of the recipient of such notice to an action or decision specified therein, or which triggers the recipient's right to make an election under the express terms of this Agreement, which (1) identifies the Section of this Agreement which references the requirement for such consent or approval, or the election to which such Qualifying Approval Notice relates, (2) states the number of days allotted under this Agreement to the recipient of such notice to provide the requested written approval or consent, or to make the election triggered by such notice, and (3) then conspicuously states, in all capitalized letters and bold print, that the recipient's failure to respond to such Qualifying Approval
Notice within the time period allotted under this Agreement will bedeemed either (i) to constitute the recipient's approval of the action or decision in question, or (ii) to constitute the recipient's deemed decision not to make the applicable election identified therein.

           1.1.83 REA:  as defined in Section 3.2.

           1.1.84 Reimbursable Costs:  as defined in Section
10.2.4.

           1.1.85 Remediation Activities:  as defined in Section
10.2.1.

           1.1.86 Service Contracts:  as defined in Section 5.7.

           1.1.87 Settlement Statement:  as defined in Section
8.3.10.

           1.1.88 Shared Improvements: all buildings, common areas, and other improvements or areas located outside of the Company Parcel and which are intended for the benefit of the owners of all parcels within the entire Site, and their tenants, occupants, invites, licensees and business visitors, pursuant to the terms of the REA, but solely to the extent required to be constructed by the Company as part of the development of the Project pursuant to the terms of the Zoning Approval or to ensure compliance with applicable Development Approvals for the Project.

           1.1.89 Site: the real property consisting of 5.82 acres of land, more or less, located at 25 Potomac Avenue, SE, Washington D.C. as more particularly described in Exhibit B attached hereto.

           1.1.90 Survey:  as defined in Section 4.2.1.

           1.1.91 Survey Standards:  the Minimum Standard Detail
Requirements and Classifications for ALTA/ACSM Land Title
Surveys jointly established and adopted in 2011.

           1.1.92 Tenant: a tenant, lessee, licensee or any other Person who holds a leasehold interest in all or any portion of the Company Parcel pursuant to a Lease.

           1.1.93 Third Party Claims:  as defined in Section 10.1.3.

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           1.1.94 Title Commitment:  as defined in Section 4.2.1.

           1.1.95 Title Company: Commonwealth Land Title Insurance Company, with an address of 1015 15th Street, NW, Suite 300,
Washington, DC 20005, Attn: David P. Nelson, or such other title company as MRP and FRP may mutually approve.

           1.1.96 Title Objection Notice:  as defined in Section 4.2.1.

           1.1.97 Title Objection Period:  as defined in Section 4.2.1.

           1.1.98 Title Response Notice:  as defined in Section 4.2.1.

           1.1.99 Transaction Documents: collectively, this Agreement, the Collateral Assignment of Development Work Product and the other documents executed at or in connection with Closing by FRP, MRP (or MRP Designee), and/or the Company.

           1.1.100 WASA:  as defined in Section 10.2.4(c).

           1.1.101 Zoning and Land Use Counsel:  as defined in Section
3.3.

           1.1.102 Zoning Approval: the publication in the D.C. Register of a final order by the Zoning Commission approving the PUD
Modification.

           1.1.103 Zoning Approval Condition: as defined in Section 7.2.

           1.1.104 Zoning Approval Schedule: as defined in Section 3.1.3, as the same may be modified, or deemed modified, prior to the Closing Date in accordance with this Agreement.

           1.1.105 Zoning Commission: the Zoning Commission of the District of Columbia.

           1.1.106 Zoning Regulations: the Zoning Regulations of the District of Columbia, 11 D.C.M.R. (February, 2003), and the zoning maps accompanying them.

      1.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia
(without reference to conflicts of laws principles).

      1.3 Captions, Numbering and Headings. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

      1.4 Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

      1.5 Business Day. In the event that the date for performance of any obligation or the exercise of any right or option under this Agreement falls on a day other than a Business Day, then such obligation shall be performed on the next succeeding Business
Day.

      1.6 Severability. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect.

      1.7 No Oral Modifications or Waivers. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by FRP and MRP. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. Notwithstanding the foregoing, the parties agree that the time for performance of any matter to be performed pursuant to this Agreement may be modified by electronic mail sent by the party against whom it is sought to be enforced or such party's counsel.

      1.8 Exhibits. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

      1.9 Integration. This Agreement, all Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement, contain the entire understanding between FRP and MRP with respect to the development of the Company Parcel, the formation of the Company and contribution of the Company Parcel to the Company, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between FRP and MRP with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between FRP and MRP with respect to the development of the Company Parcel, the formation of the Company and contribution of the Company Parcel to the Company other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement.

      1.10 No Construction Against Drafter. This Agreement has been negotiated and prepared by FRP and MRP and their respective counsels and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

      1.11 Including. The term "including," "include," "includes" and other variants thereof, shall be construed is if immediately followed by the words "without limitation."

              ARTICLE 2. FORMATION OF COMPANY

      2.1 Formation. At Closing, subject to and in accordance with the terms of this Agreement, (i) FRP and MRP shall form the Company and enter into the Company

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Agreement, (ii) FRP shall contribute the Company Parcel to the
Company, and (iii) MRP shall contribute the Development Work
Product to the Company.

      2.2 Initial Capital Contributions.

            2.2.1 At Closing, FRP shall be credited pursuant to the Company Agreement with an Initial Capital Contribution equal to the sum of (a) the Parcel Value, plus or minus (b) the net proration amount owed to or from FRP under Article 9, respectively, plus (c) if applicable, the sum of all ad valorem real estate taxes, and other taxes, levies and assessments with respect to the Company Parcel, and all insurance premiums associated with the Company Parcel, in each case allocable to the period beginning on the first anniversary of the Contract Date and ending at the Apportionment Time.

            2.2.2 At Closing, MRP shall be credited pursuant to the Company Agreement with an Initial Capital Contribution equal to the sum of (a) the Development Costs actually paid by MRP prior to the Closing Date in accordance with the Pre-Development Budget (as modified pursuant to Section 3.4.1), plus (b) any cash contribution made by MRP to pay amounts due from MRP or the Company in connection with the Closing under Section 8.2.

                          ARTICLE 3. PUD MODIFICATION

      3.1 PUD Modification; Extension of Outside Application Date.

            3.1.1 (a) PUD Modification. MRP shall seek a modification to the Existing PUD for the Site (the "PUD Modification") to (i) approve the development of the Company Parcel as first phase of development for the Site, and (ii) revert to a modified first stage PUD for the remaining three phases of development for the Site. The PUD Modification shall include the following terms:

                        (i) approval of approximately 293,460 square feet of Gross Floor Area of concrete residential and ground floor retail improvements to be constructed on the Company Parcel, in lieu of the 250,000 square feet of gross floor area of commercial office and retail use which is currently approved for the Company Parcel under the Existing PUD (as more particularly described therein);

                        (ii) the preservation of density allocated to the remainder of the Site under the Existing PUD; and

                        (iii) such other terms as FRP and MRP may approve.

                  (b) Extension of Outside Application Date. As part of the PUD Modification process, MRP and/or FRP, as applicable, shall seek an extension of the Outside Application Date under the Existing PUD from June 27, 2012 to June 27, 2014 or such other date as the parties
(in consultation with Zoning and Land Use Counsel) determine, at such time as MRP and FRP, in consultation with Zoning and Land Use
Counsel, reasonably deem is appropriate or necessary, but in all events such extension request shall be filed with the Zoning Commission no later than May 1, 2012 (unless Zoning Approval has been obtained before then). The parties herby agree that any such extension shall be deemed part of the PUD Modification for purposes of this Agreement.

           3.1.2 Initial PUD Modification Application; Cooperation.

                  (a) On December 1, 2011, a PUD Modification Application was submitted to the Zoning Commission for approval and assigned Case Number 4-14B (in the form submitted on December 1, 2011, the "Initial
PUD Modification Application").

                  (b) MRP and FRP will work cooperatively with one another to discuss, and, as applicable, modify the Initial PUD Modification Application (under MRP's supervision and at MRP's expense), in response to any comments received from Governmental Authorities, or otherwise as agreed by them in consultation with Zoning and Land Use Counsel until the Zoning Approval has been obtained or this Agreement has terminated, whichever first occurs, subject to the following review and approval standards:

                  (i) Any modification to the terms of the Initial PUD Modification Application that affects the remainder of the Site to more than a de minimis extent shall be subject to the approval of FRP, which
(1) as to matters involving common areas, common infrastructure, shared private roadways or other shared amenities upon which the development of the Company Parcel is dependent, shall not be unreasonably withheld, conditioned or delayed (provided that the parties hereby agree that it shall be reasonable for FRP to withhold its consent to any such matters because such matters have a material non de minimis and adverse economic impact on the balance of the Site relative to that which is applicable under the Initial PUD Modification Application, including, but not limited to, a non de minimis increase in cost or a decrease in Gross Floor Area for the balance of the Site relative to that which is applicable under the Initial PUD Modification Application), and (2) as to all other matters, may be granted or withheld in FRP's sole and absolute discretion;

                  (ii) FRP shall not incur any material liability or material out-of-pocket cost in connection with any modifications to the Initial
PUD Modification Application (other than the costs of FRP's own counsel and consultants) and it shall be reasonable for FRP to withhold its approval of any modifications to the Initial PUD
Modification Application that result in the same; and

                  (iii) If neither subparagraph (i) nor subparagraph (ii) is applicable, any modifications to the Initial PUD Modification
Application shall be subject to the prior approval of both FRP and MRP, not to be unreasonably held, conditioned or delayed.

Except as otherwise approved by the other, (1) MRP shall not consent to, support or permit any PUD Modification or modification to the Existing PUD or PUD Modification that is not consistent in all non-de minimis respects with the application materials approved by FRP, and (2) FRP shall not consent to, support or permit any PUD Modification or modification to the Existing PUD or PUD Modification that is not consistent in all non-de minimis respects with the application materials approved by MRP (except that MRP shall have no approval right with respect to any modification to the Existing PUD or PUD Modification that affects only the balance of the site other than the Company Parcel). Likewise the Zoning
Approval shall be consistent in all non-de minimis respects with the Initial PUD Modification Application, as the same may modified pursuant to this Section 3.1.2(b).

                  (c) FRP, as the fee owner of the Company Parcel, shall cooperate with MRP in such manner as MRP reasonably requests to obtain Zoning Approval. Such cooperation by FRP may include (a) meetings with interested Persons, groups or stakeholders, (b) meetings with, presentations to, and testimony before, the Office of Planning, the Zoning Commission and other Governmental Authorities, (c) submitting letters of support to the Zoning Commission and other Governmental Authorities, and
(d) executing applications for Zoning Approval to the Zoning Commission and other Governmental Authorities. The form and substance of any PUD covenant or other covenant or agreement related to Zoning Approval shall be subject to the prior review and approval of FRP in accordance with the standards set forth in Section 3.1.2(b).

                  (d) In the absence of a specific provision in this Agreement which contemplates a different time period for FRP to review or approve any specific request for approval received by FRP from MRP, or for FRP to respond to a notice from MRP seeking some other action by FRP in connection with MRP's effort to satisfy Zoning Approval Condition, the parties agree FRP shall reply or respond to MRP within seven (7) Business Days following receipt of such request or notice from MRP.

           3.1.3 Processing of PUD Modification.

                  (a) From and after the date hereof, MRP, at its sole cost and expense, shall diligently pursue all applications, filings, hearings, meetings, outreach, processes and appeals reasonably necessary to obtain the Zoning Approval in accordance with the schedule set forth on Schedule 3.1.3 (as the same may be modified from time to time in accordance with any applicable provision of this Agreement, the "Zoning Approval Schedule"). MRP shall coordinate such activities with FRP and shall provide FRP with reasonable prior notice of all scheduled meetings regarding the Zoning Approval with any interested Persons, groups or stakeholders and all meetings or hearings with any Governmental Authority in connection with the Zoning Approval. FRP shall have the right to have its representatives attend, and, in a manner coordinated with MRP (and as to which MRP takes the "lead" in representing the interests of the applicant therein), participate in, all such meetings and hearings.

                  (b) The Zoning Approval Schedule may be modified by mutual agreement of the parties by executing a written amendment to this Agreement attaching a revised Zoning Approval Schedule.

                  (c) The Zoning Approval Schedule shall be modified to extend each applicable milestone date set forth therein by one (1) day for each day of delay in achieving such milestone date, to the extent the same is attributable solely to FRP Delay.

            3.1.4 Unless FRP is then in default under this Agreement, FRP shall have the right to terminate this Agreement as follows:

                  (a) If FRP reasonably determines that MRP will not be able to achieve the Zoning Approval by the Extended Outside Closing
Date other than as a result of any FRP Delay(s), FRP may deliver written notice of termination to MRP; or

                  (b) If FRP reasonably determines that the terms and conditions under which the District is willing to grant approval to the PUD Modification are financially infeasible or otherwise unacceptable from a marketing or development perspective, then FRP shall have the right to terminate this Agreement by written notice to MRP.

           3.1.5 Unless MRP is then in default under this Agreement, MRP shall have the right to terminate this Agreement as follows:

            (a) If MRP reasonably determines that it will not be able to achieve the Zoning Approval by the Extended Outside Closing Date other than as a result of a failure of MRP to perform its obligations under this Agreement, MRP may deliver written notice of termination to FRP;

            (b) If MRP reasonably determines that the terms and conditions under which the District is willing to grant approval to a modification of the Existing PUD are financially infeasible or otherwise unacceptable from a marketing or development perspective, then MRP shall have the right to terminate this Agreement by written notice to FRP; or

            (c) FRP's failure to approve reasonable changes to the Pre-Development Budget, provided that it will be deemed unreasonable for FRP to withhold its approval to increases in the Pre-Development
Budget requested solely in order to account for additional costs incurred in satisfying the Zoning Approval Condition to the extent attributable to Processing Delays, Force Majeure and/or FRP Delays (except to the extent any of the foregoing are attributable to MRP's failure to use diligent efforts to satisfy the Zoning Approval Condition or other default under this Agreement).

      Prior to either party delivering a termination notice under Section
3.1.4 or 3.1.5, as applicable, such party shall meet and confer with the other party regarding the basis for such termination and to determine whether there is any feasible alternative to termination that MRP and FRP should pursue; provided that the foregoing shall not be construed to deny FRP or MRP the right to terminate this Agreement if the conditions for such termination are met.

            3.1.6 Upon any termination of this Agreement effectuated pursuant to Section 3.1.4 or Section 3.1.5, (i) this Agreement shall otherwise be of no further force and effect, (ii) subject to any rights
FRP has under Section 11.1 or MRP has under Section 11.2, Section
11.3 shall apply, and (iii) other than as set forth in subclause (ii), neither party shall have any further rights, obligations or liabilities to the other party other than those that expressly survive termination of this Agreement.

      3.2 REA; Development Agreement.  Promptly following the
Contract Date, FRP and MRP, each acting reasonably and in good faith, shall endeavor to agree upon the form of (A) a reciprocal easement agreement that will encumber the Site (including the
Company Parcel) (the "REA"), consistent with the PUD Modification, and (B) a development management agreement to be entered into by the Company and the Developer (the "Development Agreement").
If FRP and MRP shall agree upon a form of REA and a form of
Development Agreement, they shall promptly reflect the same in an amendment to this Agreement. If such amendment shall not have been executed by the date that is sixty (60) days after the Contract Date, then either FRP or MRP may terminate this Agreement by written notice to the other given at any time thereafter and prior to execution of such amendment by both parties. Upon any such termination, (i)
this Agreement shall be of no further force and effect, (ii) subject to any rights FRP has under Section 11.1 or MRP has under Section
11.2, Section 11.3 shall apply, and (iii) other than as set forth in subclause (ii), neither party shall have any further rights, obligations or liabilities to the other party other than those that expressly survive
termination of this Agreement.   The REA shall be recorded in
the Land Records at Closing, at the expense of the Company. The Development Agreement shall be executed by the applicable parties at Closing.

      3.3 Consultants. MRP shall engage SK&I as the design architect and architect of record for the Initial Improvements, Goulston & Storrs as the zoning and land use counsel for obtaining Zoning Approval and other Development Activities (the "Zoning and
Land Use Counsel"), Wiles Mensch as civil engineer for the Project, Gorove Slade as traffic consultant, Oculus as the landscape architect, and either ECS or Schnabel as environmental and soils consultant, and FRP hereby approves of the foregoing consultants (the "Key Consultants"). The parties hereby agree that the Zoning and Land Use Counsel shall represent the joint interests of MRP and FRP, and that MRP and FRP shall both be the client. FRP shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed): (A) other consultants and contractors involved in connection with obtaining Zoning Approval (e.g. land planners, public space and landscaping consultants, and community relations and outreach specialists) and the other Development Activities (such approved additional consultants together with the Key Consultants, the "Consultants"), and (B) the fee structure and fee schedules for the Consultants
(and, upon FRP giving such approval, the Pre-Development
Budget will be deemed amended to the extent necessary to integrate such approved fee structure and fee schedules therein).
MRP shall have the right to replace any Consultants upon obtaining FRP's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

      3.4 Pre-Development Budget; Project Budget.

           3.4.1 As of the date hereof, MRP has provided to FRP a budget (the "Pre-Development Budget") setting forth all anticipated Pre-Closing Development Costs. From time to time prior to Closing, if MRP shall determine that the Pre-Development Budget does not accurately reflect the anticipated Pre-Closing Development Costs, MRP may propose to FRP updates to the Pre-Development Budget. Each such update shall be subject to the prior approval of FRP, which approval shall not be unreasonably withheld, conditioned or delayed (and which shall be deemed approved if not disapproved by FRP within five (5) Business Days after being submitted for approval). MRP shall keep complete and accurate books and records relating to Development Costs, and such books and records shall be open and available to FRP for inspection, copying and audit during normal business hours.
From and after the Contract Date and prior to Closing, MRP shall provide to FRP, on or before the fifteenth (15th) day of each month, a report showing (on a reasonably itemized basis) all Development Costs which have been paid by MRP through the end of the preceding month.

           3.4.2 As of the date hereof, MRP has provided to FRP a preliminary Project budget (the "Project Budget") setting forth MRP's preliminary estimate of all Development Costs and all hard and soft costs projected to be incurred in connection with the entitlement, development, construction, completion and initial lease up of the Initial Improvements.
MRP shall update the Project Budget (i) at Closing, and (ii) at such other times as FRP and MRP may mutually agree. Each such update shall be subject to the prior approval of FRP, which approval shall not be unreasonably withheld, conditioned or delayed (and which shall be deemed approved if not disapproved by FRP within five (5) Business Days after being submitted for approval). MRP shall keep complete and accurate books and records relating to Development Costs, and such books and records shall be open and available to FRP for inspection, copying and audit during normal business hours.

      3.5 Collateral Assignment of Development Work Product. Concurrently with the execution of this Agreement, MRP shall execute and deliver to FRP the Collateral Assignment of Development Work Product attached to this Agreement as Exhibit H (the "Collateral Assignment of Development Work Product"). In connection with each third-party contract executed by MRP in connection with its pre-Closing responsibilities under this Agreement, MRP shall obtain the consent of the applicable third party to the assignment of such contract (and any work product thereunder) pursuant to the Collateral Assignment of
Development Work Product.   This Section 3.5 shall survive
the termination of this Agreement.

                 ARTICLE 4. MATTERS PENDING CLOSING

      4.1 Access. Subject to the terms and conditions of the Access Agreement, MRP and its representatives, agents and contractors
(collectively, "MRP Representatives") shall have the right to enter onto the Company Parcel to undertake such inspections and investigations of the Company Parcel as MRP deems desirable to evaluate the financial and physical condition of the Company Parcel and such other matters that MRP may deem relevant.

      4.2 Title and Survey.

           4.2.1 Within thirty (30) days following the Contract
Date ("Title Objection Period"), MRP shall cause (a) the Title Company to issue and deliver to MRP a commitment for an ALTA Owner's Policy of Title Insurance ("Title Commitment") for the Company Parcel (and affirmatively insuring the Company's rights under the REA and any other easements appurtenant to the Property, as part of the insured legal description of the property insured thereunder) naming the Company as the insured, and (b) a survey ("Survey") to be performed of the Company Parcel (based upon the projected boundaries as shown on Exhibit A) in accordance with the Survey Standards. Promptly after receipt, MRP shall deliver a copy of the Title Commitment and the Survey to FRP. Prior to the expiration of the Title Objection Period, MRP shall notify FRP in writing (the "Title Objection Notice") of any matter set forth on the Title Commitment or Survey (other than matters described on Schedule 1.1.68) that in MRP's reasonable judgment materially and adversely impacts development of the Company Parcel in accordance with this Agreement (each such matter, an "Objection"). All matters existing as of the date of the Title Commitment and not addressed in MRP's Title Objection
Notice (other than the Objections FRP is obligated to cure or has elected to cure pursuant to this Section 4.2), shall constitute Permitted Exceptions. Within five (5) Business Days following receipt of the Title Objection Notice, FRP shall notify
MRP in writing (the "Title Response Notice") which
Objections FRP elects to cure at or before the Closing.

           4.2.2 Notwithstanding anything to the contrary contained in Section 4.2.1, FRP shall be obligated to cause the release or removal of, at or before the Closing (i)any mortgage lien encumbering the Company Parcel, (ii)any mechanics' lien or materialmen's lien encumbering the Company Parcel except to the extent attributable to work performed for MRP, and (iii)any judgment lien, tax lien (other than taxes not yet due and payable) or other lien securing a monetary amount, which encumbers the Company Parcel and is capable of being removed by the payment of a liquidated sum of money (the items referenced in clauses (i)-(iii) being referred to collectively as "Monetary Encumbrances"). Subject to MRP's approval, which will not be unreasonably withheld, conditioned or delayed, FRP may provide affirmative title insurance to insure over any Objection as a sufficient cure of such Objection.

           4.2.3 In the event that FRP fails to respond to MRP's Objections, if any, pursuant to the Title Response Notice by the date that is five (5) Business Days following receipt of the Title Objection Notice, FRP shall be conclusively deemed to have elected not to cure such Objections, other than those FRP is obligated to cure pursuant to Section 4.2.2. If FRP does not agree to cure such Objections, then during the five (5) Business Day period following
MRP's receipt of the Title Response Notice (or if FRP fails to respond to MRP's Objections, within five (5) Business Days after the outside date for the Title Response Notice), MRP shall have the right to terminate this Agreement by written notice to FRP. If MRP fails to so terminate this Agreement, then any Objections which FRP has not agreed to cure (excluding Monetary Encumbrances, which must be cured by FRP) shall constitute Permitted Exceptions. Upon any such termination, (i) this Agreement shall be of no further force and effect, (ii) neither party shall have any further rights, obligations or liabilities to the other party other than those that expressly survive termination of this Agreement, and (iii) Section 11.3 shall apply.
If FRP indicates that it will cure one or more Objections in its Title Response Notice, the same shall constitute FRP's unconditional covenant to cure such Objection on or before the Closing Date in accordance with the requirements of Section 4.2.2 or Section
4.2.4 hereof, as applicable.

           4.2.4 If after expiration of the Title Objection Period and prior to Closing, any update of the Title Commitment shall disclose any matter ("New Title Matter") affecting title to the Company Parcel that (i) first arose or was recorded after the date of the Title Commitment, (ii) is not a Permitted Exception, and (iii) is not otherwise expressly permitted under this Agreement or caused by MRP or any MRP Representatives, then MRP shall promptly notify FRP of any such New Title Matter and FRP shall be obligated to cure the same at or before Closing; provided that FRP shall have the right to extend the Closing for a period not to exceed sixty (60) days in the aggregate if necessary to effect such cure. The cure provisions of Section 4.2.2 shall apply to any Objection by MRP to a New Title Matter, with the same force and effect as if Section
4.2.2 were restated herein and made expressly applicable hereto. Except to the extent that MRP so notifies FRP of its Objection to any New Title Matter pursuant to this Section 4.2.4, any item reflected in any update of the Title Commitment shall be deemed to have been approved by MRP and shall be a Permitted
Exception for all purposes under this Agreement.

           4.2.5 If, on or before Closing, FRP fails to cure any Objection that FRP elects or is obligated to cure pursuant to Section
4.2.1 or Section 4.2.2, or FRP fails to cure any New Title Matter that FRP is obligated to cure pursuant to Section 4.2.4, then MRP may (i) waive such Objection or New Title Matter, in which event such waived Objection or New Title Matter shall become a Permitted Exception for all purposes under this Agreement, (ii) extend the Closing for a period not to exceed sixty (60) days in the aggregate to allow FRP to effect the cure of such Obligation or New Matter, or (iii) declare FRP in default under this Agreement and proceed to exercise MRP's rights under Section 11.2.

           4.2.6 Prior to Closing, MRP shall cause the Survey to be updated and the boundaries of the Company Parcel shown on the Survey to conform to the boundaries of the first phase of the PUD Modification. Such updated boundaries shall be the basis for the A&T Lot, and FRP and MRP shall execute a modification of this Agreement confirming the final boundaries and legal description of the Company Parcel.

      4.3 Contracts and Leases.

            4.3.1 Prior to Closing, FRP may enter into contracts and agreements relating to the operation, maintenance and security of the Company Parcel, provided that except to the extent otherwise agreed by FRP and MRP, such contracts and agreements shall not be assigned to the Company at Closing and shall remain the sole obligation of FRP. All such contracts and agreements relating to the Company Parcel shall be terminated in their entirety or unconditionally released with respect to the Company
Parcel, at FRP's sole cost, on or before the Closing Date.

            4.3.2 Prior to Closing, FRP reserves the right to enter into Leases for all or any portion of the Company Parcel, provided that all such Leases shall provide (i) that such Leases will terminate as of (or prior to) the Closing Date, or no later than thirty (30) days after notice of termination from FRP, (ii) that the tenant thereunder is deemed to be either a tenant-at-sufferance or a trespasser if it fails to surrender possession of its premises under such Lease upon the expiration of the term thereof, and (iii) that the tenant thereunder indemnifies Landlord (and its successors and assigns in title to the Company Parcel) from and against any and all damages, losses and/or expenses arising from such tenant's failure to surrender possession of its premises upon expiration of the term thereof. If any such Lease provides that it will terminate no later than thirty
(30) days after notice of termination from FRP, then, unless otherwise approved by MRP at the time, FRP shall deliver a notice of termination of such Lease no later than thirty (30) days prior to the Closing Date hereunder, and thereafter enforce such tenant's compliance with its surrender obligations thereunder, all at FRP's sole cost and expense.

            4.3.3 On or prior to the Closing Date, FRP shall use all reasonable and diligent efforts to enforce the obligation of the Prior Tenant under the Prior Lease to obtain a closure letter with respect to the D.C. Department of the Environment Underground Storage Tank Case No. 95078 ("Existing LUST Case"). If such closure letter shall not have been obtained prior to Closing, the Hazardous Substances covered by the Existing LUST Case shall be deemed to be a Known Hazardous Substance and shall be addressed pursuant to Section 10.2.

            4.3.4 Between the Title Commitment Date and the Closing
Date, FRP shall not enter into, record or suffer any modification of the status of title to the Property, nor enter into any licenses, easements, rights of way, covenants, conditions, restrictions and/or other title matters that affect any portion of the Company Parcel and would be binding upon the Company Parcel after Closing, unless (a) contemplated or permitted by the terms of this Agreement, (b) MRP consents thereto (in MRP's sole and absolute discretion), or (c) such instrument or title matter, by its terms, either terminates, is automatically released of record and/or is otherwise extinguished on or before the Closing Date.

      4.4 Updated Disclosure Obligations.  For so long as this
Agreement is in effect, FRP and MRP shall each promptly notify the other in writing if it has Actual Knowledge of any fact or condition:

           4.4.1 which is inconsistent in any material respect with (i) the representations or warranties given by either party under this Agreement, (ii) the PUD Modification, (iii) the Pre-Development
Budget, (iv) the Project Budget, (v) any of the milestone dates provided for in the Zoning Approval Schedule, and/or the (vi) any other timing provisions of this Agreement or the Company Agreement, or

           4.4.2 which has a significant potential (i) to adversely affect MRP's ability to obtain the Zoning Approval, or to satisfy any other condition to Closing under this Agreement, (ii) to adversely affect the Company's ability to obtain building permits for development and/or construction of the Project after Closing, or (iii) to increase or modify the costs of developing the Company Parcel for its intended purposes hereunder (and under the Company Agreement) to any material extent.

      4.5 Exclusivity and Non-Compete.

           4.5.1 Prior to the earlier of Closing or termination of this Agreement, FRP shall not, directly or indirectly, market the Company Parcel for sale, ground lease or a contribution and joint venture transaction like that provided for under this Agreement, and shall not solicit or negotiate with any third party for the sale or ground lease of, or a contribution and joint venture transaction like that provided for under this Agreement with respect to, the Company Parcel. The foregoing limitation shall not apply to any portion of the Site other than the Company Parcel, provided that, unless otherwise approved in advance by MRP, in writing, any transfer of any portion of the Site other than the Company

Parcel prior to Closing shall be subject to all terms of the PUD Modification as then pending before the Zoning Commission, and to the terms of the REA (or if the form of REA has not yet been agreed to in accordance with Section 3.2, subject to the REA to be negotiated by FRP and MRP in accordance with Section 3.2).

           4.5.2 Prior to the earlier of Closing or termination of this Agreement, neither MRP nor any Person which is Controlled by the MRP Principals or in which the MRP Principals have, directly or indirectly, more than a one percent (1%) beneficial interest, shall acquire, lease or develop, or provide leasing or development services as a direct or indirect owner or co-owner, or on a fee for services basis, for or with respect to any real estate of which the principal use is (or planned to be) multifamily rental in the Ballpark District; provided that the foregoing shall not prohibit MRP or such other Person from acquiring, leasing or managing a multifamily rental building in which at least ninety percent (90%) of the individual units have previously been leased to, or occupied by, third party tenants.

           4.5.3 Prior to the earlier of Closing or termination of this Agreement (or March 1, 2016 if Closing shall not have previously occurred), neither FRP nor any FRP Affiliate shall commence construction on Phase 2 of the approved PUD Modification (as defined therein) for the principal use of multifamily rental.

      4.6 Condemnation.

            4.6.1 FRP and MRP shall each notify the other of any pending or threatened condemnation affecting any part of the Company Parcel prior to Closing of which it becomes aware.

            4.6.2 If prior to Closing, condemnation proceedings are commenced against any portion of the Company Parcel and such proceedings do not materially adversely affect the development of the Company Parcel as contemplated by this Agreement or the Company Agreement (including any material increase in the cost or time that it would take to commence and/or complete such development), as determined by MRP and by FRP in their respective sole, but reasonable, judgment, then this Agreement shall continue in full force and effect, and upon consummation of Closing the condemnation awards payable in respect of such condemnation (other than any portion of the award expended by FRP prior to Closing to restore the Company Parcel) shall be assigned to the Company, and FRP shall have no obligation to repair or restore the Company Parcel.

           4.6.3 If prior to Closing, condemnation proceedings are commenced against any portion of the Company Parcel and such proceedings do materially adversely affect the development of the Company Parcel as contemplated by this Agreement or the
Company Agreement (including any material increase in the cost or time that it would take to commence and/or complete such
development), as determined by MRP and by FRP in their
respective sole, but reasonable, judgment, then MRP and FRP
shall each have the right, upon notice in writing to other delivered within thirty (30) days after the date it receives notice of such condemnation, to terminate this Agreement, following which (i) this Agreement shall be of no further force and effect, (ii) neither party shall have any further
rights, obligations or liabilities to the other party other than those that expressly survive termination of this Agreement, (iii) Section
11.3 shall apply.   If MRP and FRP do not elect to terminate this
Agreement under this Section 4.6.3, then the following provisions shall apply:

                  (a) This Agreement shall continue in full force and effect, and, upon consummation of Closing, the full condemnation award payable in respect of such condemnation shall be allocated to and, if applicable, paid over to the Company (or treated as a direct offset and reduction to the capital contribution credit otherwise being allocated to FRP as part of its Initial Capital Contribution hereunder in respect of the Parcel Value of the Company Parcel being contributed by FRP to the Company at Closing if such award is retained by or paid to FRP or any FRP Affiliate, and not subsequently paid over by the recipient thereof to the Company
(as aforesaid)).

                  (b) The Parcel Value shall be recalculated using the maximum square feet of Gross Floor Area that may be constructed on the Company Parcel taking into account the condemnation, without reference to the minimum amount set forth in Section 1.1.65.

            4.6.4 If MRP and FRP shall not agree as to whether any condemnation materially adversely affects the development of the Company Parcel as contemplated by the Master Plan, such dispute shall be resolved by binding, expedited arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association for expedited commercial arbitration.

      4.7 Other Pre-Closing Covenant of FRP. Prior to Closing
(A) FRP, at its sole cost and expense, shall (i) maintain the Company Parcel in substantially the same condition as exists on the Contract Date, reasonable wear and tear and damage by uninsured casualty excepted,
(ii) comply with all of its obligations under any Leases of the Company Parcel which are entered into by FRP in accordance with the terms of this Agreement, and under any Service Contracts or other agreements affecting the Company Parcel which are entered into by FRP in accordance with the terms of this Agreement, and (iii) enforce the obligations of the Prior Tenant and any other tenants and/or contractual counterparties under the Prior Lease, and any other leases, Service Contracts and/or other agreements affecting the Company
Parcel which are entered into by FRP in accordance with the terms of this Agreement, and (B) FRP shall not (i) enter into any leases, licenses, easements or other title matters with respect to the Company Parcel other than pursuant to Section 4.3, without MRP's consent
(in its sole and absolute discretion), or (ii) enter into any easements or other title matters with respect to the balance of the Site, to the extent the same is inconsistent with the PUD Modification as then under consideration (or as approved) by the Zoning Commission, or with any REA that is attached to this Agreement by an amendment hereto, or (iii) enter into any voluntary liens, or suffer any involuntary liens, against the Company Parcel which are not fully released on or before the Closing Date hereunder.

      4.8 No Change of Control. Prior to Closing, MRP shall not cause or permit the transfer of any direct or indirect interests in MRP which shall result in (i) the MRP Principals (which for this purpose must include both Robert Murphy and Frederick Rothmeijer) ceasing to Control MRP, and/or (ii) the MRP Principals (which for this purpose must include both Robert Murphy and Frederick Rothmeijer) ceasing to own, directly or indirectly, at least fifty-one percent (51%) of MRP, including at least fifty-one (51%) of the capital and profits.

      4.9 Legal Violations. If prior to Closing, FRP shall receive from any Governmental Authority a written notice of violation of any Legal Requirement affecting the Company Parcel (expressly excluding any Legal Requirement under any Environmental Laws, which shall be governed by Section 10.2), FRP shall cure the same prior to Closing.
All third party costs incurred by FRP in connection with such cure shall be credited against the Cap.

      ARTICLE 5. FRP'S REPRESENTATIONS AND WARRANTIES

       FRP hereby represents and warrants to MRP as follows:

      5.1 Good Standing. FRP is a Florida corporation, duly formed, validly existing and in good standing under the laws of the State of Florida, and is duly qualified to transact business and in good standing under the laws of the District of Columbia. FRP has full power and authority to execute this Agreement and to consummate the transaction contemplated by this Agreement.

      5.2 Due Authorization. The execution, delivery and performance of this Agreement by FRP and the consummation by FRP of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of FRP and all entities with authority over such actions by FRP (if any) and constitute the valid and binding obligations of FRP. No consent or authorization which has not been obtained prior to the date of this Agreement is required in connection with the execution, delivery and performance of this Agreement by FRP. Assuming the due execution and delivery of this Agreement by MRP, this Agreement constitutes the valid and binding obligation of FRP, enforceable against FRP in accordance with its terms.

      5.3 No Violations. The execution, delivery and performance of this Agreement by FRP and the consummation by FRP of the transactions contemplated by this Agreement will not:(i)violate any Legal Requirement or any order of any court or Governmental Authority that is binding on FRP or the Company Parcel; or (ii)result in a breach of or default under (A) any contract or other agreement to which FRP is a party or by which the Company Parcel is bound, or (B) any provision of the organizational documents of FRP.

      5.4 Bankruptcy. FRP is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

      5.5 Litigation. There are no Actions pending or, to FRP's Knowledge, threatened against FRP before any court or Governmental Authority, which (i) if adversely determined, would materially and adversely affect FRP's financial condition or FRP's power and authority to enter into or perform its obligations under this Agreement and/or the Company Agreement, or (ii) relate to the Company Parcel and/or the ownership, operation, development, use or occupancy of the Company Parcel.

      5.6 Leases. As of the Contract Date there are no Leases in effect with respect to the Company Parcel, and as of Closing there shall be no leases other than as expressly permitted pursuant to this Agreement.

      5.7 Contracts. There are no service contracts or other agreement to which FRP or its management agent is a party (or successor-by-
assignment), and that affect or pertain to, and are currently in effect with respect to, the Company Parcel, or which impose any obligation to pay any fees, commissions or other amounts (whether accrued on or before the Closing Date, or after the Closing Date) that will be binding upon the Company or the Company Parcel after Closing (the "Service Contracts").

      5.8 Foreign Person.  FRP is not a "foreign person" as defined in
Section 1445(f)(3) of the Code.

      5.9 Terrorist Organizations Lists. FRP is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and
Blocked Person, or for or on behalf of any Person designated in Executive Order13224 as a Person who commits, threatens to commit, or supports terrorism. FRP is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

      5.10 Environmental Matters

            5.10.1 Except as described in any report listed on Schedule 5.10, as of the Contract Date, FRP has received no written notice from any Governmental Authority of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Company Parcel which remains uncorrected to FRP's Knowledge.
Schedule 5.10 is a true, correct and complete list of all reports pertaining to the environmental condition and water quality of the Company Parcel and any buildings or improvements thereon that are in FRP's possession, custody or control.

            5.10.2 To FRP's Knowledge, as of the Contract Date, no Hazardous Substances are present on or in the Company Parcel, other than (i) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Company Parcel in commercially reasonable amounts, which, to FRP's Knowledge (and except as disclosed in any report listed on Schedule 5.10), have been stored and disposed of in accordance with all applicable Legal Requirements and Environmental Laws, and (ii) Hazardous Substances described in any report listed on Schedule 5.10 as being present on the Company Parcel.

            5.10.3 To FRP's Knowledge and except as disclosed in any report listed on Schedule 5.10, as of the Contract Date, (1) there are no uncured violations of any Environmental Law with respect to the Company Parcel or any portion thereof, (2) there is no on-site or off-site contamination resulting from activities on the Company Parcel (or any adjacent land or properties), and (3) other than the underground storage tank that was the subject matter of the Existing LUST Case, there are no storage tanks located on the Property

(either above or below ground) which contain Hazardous
Substances.

      5.11 No Commitments. Except for commitments that are expressly a part of the Existing PUD or set forth in the Initial PUD Modification Application, FRP has not made or entered into any material binding agreements with any Governmental Authority, utility company, school board, church or other religious body, or any public or private organization or individual, which agreements would impose any obligation upon MRP or the Company after Closing, whether to make any contribution of money or dedications of land or to construct, install or maintain any improvements of a public or private nature on or off the Company Parcel, or otherwise, which would restrict or prohibit, or otherwise materially and adversely affect (or render materially more costly) the Company's development of the Company
Parcel in accordance with the PUD Modification .

      5.12 Full Disclosure. To FRP's Knowledge, all written information and documents delivered by FRP (or its representatives) to MRP pursuant to this Agreement constitute true, correct and complete copies of the originals, and have not been altered by FRP (or such representatives) in any way. FRP has not knowingly withheld from MRP any material information regarding the Company Parcel (or bearing upon the planned Zoning Approval, the future development the Company Parcel or, as it relates to the future development of the Company Parcel, the integration of Company Parcel and the balance of the Site), which is within FRP's possession, custody or control other than confidential FRP Information.

      5.13 Brokers. Other than Jones Lang LaSalle (which the Company shall pay pursuant to a separate agreement), no broker, finder or similar consultant has acted on FRP's behalf in connection with this Agreement or the transaction contemplated by this Agreement.

      ARTICLE 6. MRP'S REPRESENTATIONS AND WARRANTIES

      MRP hereby represents and warrants to FRP as follows:

      6.1 Good Standing. MRP is a limited liability company, duly organized, validly existing and in good standing under the laws of the District of Columbia and has full power and authority to conduct the business in which it is now engaged.

      6.2 Due Authorization. The execution, delivery and performance of this Agreement by MRP and the consummation by MRP of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of MRP. No consent or authorization which has not been obtained prior to the date of this Agreement is required in connection with the execution, delivery and performance of this Agreement by MRP. Assuming the due execution and delivery of this Agreement by FRP, this Agreement constitutes the valid and binding obligation of MRP, enforceable against MRP in accordance with its terms.

      6.3 No Violations. The execution, delivery and performance of this Agreement by MRP and the consummation by MRP of the transactions contemplated by this Agreement will not:(i)violate any Legal Requirement or any order of any court or Governmental

Authority that is binding on MRP; or (ii)result in a breach of or default under (A)any contract or other agreement to which MRP is a party or (B) any provision of the organizational documents of MRP.

      6.4 Bankruptcy. MRP is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

      6.5 Litigation.  There are no Actions pending or, to MRP's
Knowledge, threatened against MRP before any court or Governmental Authority which, if adversely determined, would materially and adversely affect MRP's ability to enter into or perform its obligations under this Agreement and/or the Company Agreement.

      6.6 Terrorist Organizations Lists. MRP is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically
Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order13224 as a Person who commits, threatens to commit, or supports terrorism. MRP is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

      6.7 Ownership of MRP. The organizational chart set forth in Schedule 6.7 is a complete and accurate description of the direct and indirect owners of MRP.

      6.8 Brokers. No broker, finder or similar consultant has acted on MRP's behalf in connection with this Agreement or the transaction contemplated by this Agreement.

               ARTICLE 7. CONDITIONS TO CLOSING

      7.1 Mutual Condition to Closing.  The obligation of MRP and
FRP to consummate the Closing shall be conditioned upon the Zoning Approval having been obtained and the period for the filing of any appeal to the Zoning Approval having lapsed without the filing of any such appeal, or, if any appeal of the Zoning Approval is filed in a timely manner, the successful and final resolution of any such appeal(s) and any remands resulting therefrom, and the expiration of the time period for the filing of any further appeal (the "Zoning Approval Condition"). The foregoing mutual condition may be waived upon the mutual written agreement of MRP and FRP.

      7.2 Failure of Mutual Condition.

           7.2.1 In the event that the Zoning Approval Condition is not satisfied by the Initial Outside Closing Date, and provided the PUD Modification is then still pending before, and under consideration by, the Zoning Commission, then the Initial
Outside Closing Date shall automatically be extended to the Extended Outside Closing Date, unless FRP, in its reasonable discretion, determines that MRP is not diligently pursuing the Zoning Approval, and notifies MRP of such determination in writing no later than three (3) business days prior to the Initial Outside Closing Date.

           7.2.2 If the Initial Outside Closing Date is extended, as aforesaid, and the Zoning Approval Condition is still not satisfied as of the Extended Outside Closing Date, then FRP, in its sole and absolute discretion, may elect to do one of the following by written notice to MRP given within ten (10) Business Days after the Extended Outside Closing Date (and any failure by FRP to give such notice shall be deemed an election by FRP, pursuant to Section 7.2.2(i) below, to further extend the Extended Outside Closing Date for a single period of thirty (30) days):

       (i) further extend the Extended Outside Closing Date for such additional period of not less than thirty (30) days as FRP determines to be appropriate, in its sole and absolute discretion (provided that if the Zoning Approval is not obtained by such modified
Extended Outside Closing Date, FRP may again elect, in its sole and absolute discretion, to exercise any of the options described in this
Section 7.2.2, including this Section 7.2.2(i));

      (ii) continue to pursue the Zoning Approval and replace or remove MRP as Developer and development manager, in which case
FRP will be deemed to have elected to take an assignment of the Development Work Product from MRP pursuant to the Collateral Assignment of Development Work Product, Section 11.3 shall apply, and this Agreement, and the rights, liabilities, and/or obligations of the parties under this Agreement other than those which by their terms expressly survive any termination of this Agreement, shall terminate; or

      (iii) (A) terminate and withdraw the proposed PUD
Modification from consideration by the Zoning Commission, (B) terminate the Collateral Assignment of Development Work Product and FRP's rights thereunder (with no requirement for MRP to assign all or any portion of the Development Work Product to FRP and with MRP retaining sole ownership of such Development Work Product, and with no requirement for FRP to reimburse MRP for any Development Costs then incurred by MRP), and (C) terminate this Agreement, following which neither party shall have any rights, liabilities, or obligations under this Agreement except those that expressly survive termination of this Agreement.

Notwithstanding anything to the contrary in this Agreement, this
Section 7.2 shall govern the rights and remedies of the parties hereto to the extent that the Zoning Approval Condition is the only condition to Closing not satisfied. Nothing set forth in this
Section 7.2, however, shall affect the rights or remedies of MRP and FRP under (a) Sections 3.1.4 and 3.1.5 with respect to the right to terminate, or (b) Section 11.1 and
Section 11.2 with respect to any breach of this Agreement by the other party (including any breach which causes the failure of the Zoning Approval Condition).

      7.3 MRP's Conditions to Closing. The obligation of MRP to consummate the Closing shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, any or all of which may be waived in whole or in part by MRP:

            7.3.1 Each of FRP's representations and warranties set forth in this Agreement (other than in Section 5.5, which is addressed in Section 7.3.4) shall be correct in all material respects as of the Closing Date as if made by FRP on and as of the Closing Date (except for those representations and warranties that by their express terms only apply to the Contract Date).

            7.3.2 FRP shall have performed all of its material obligations under this Agreement required at or prior to Closing, including but not limited to delivery of the documents listed in
Section 8.3.

            7.3.3 Title to the Company Parcel shall be good and marketable fee simple title, subject only to the Permitted Exceptions, and insurable at standard rates in an amount equal to the Parcel
Value.

            7.3.4 The representations set forth in Section 5.5 continue to be true and correct in all material respects as of the Closing Date, except to the extent that FRP agrees, in form and substance reasonably acceptable to MRP, to indemnify MRP and the Company from and after Closing against Damages resulting from the Action that causes such representations not to be true and correct. For the avoidance of doubt if FRP indemnifies MRP with MRP's reasonable approval in accordance with the previous sentence, this condition shall be deemed satisfied. If the representations set forth in Section 5.5 shall not, as of the Closing Date, continue to be true and correct in all material respects other than as a result of a default by FRP in any obligation under this Agreement, then such failure shall not be a default by FRP under this Agreement.

            7.3.5 The representations set forth in Section 5.10.1,
Section 5.10.2 and Section 5.10.3 continue to be true and correct in all material respects as of the Closing Date, as if such representations had been remade on the Closing Date and the phrase "Contract Date" had been replaced by the phrase "Closing Date" in each instance where such phrase appears in Section 5.10.1, Section 5.10.2 and Section
5.10.3, except to the extent that any inaccuracy in such representations is based upon or arises out of (i) the Known Hazardous Substances, (ii) any other Hazardous
Substances existing on the Company Parcel as of the Contract Date, and/or (iii) the introduction, discharge or release of Hazardous Substances by MRP.

      7.4 Failure of MRP's Condition. In the event of the failure of any condition set forth in Section7.3, MRP, at its sole election, may (i)terminate this Agreement by written notice to FRP, (ii) extend the date for Closing by thirty (30) days to permit such condition to be satisfied (but in no event beyond the Outside Closing Date), or (iii) waive the condition and proceed to Closing. Nothing set forth in this
Section 7.4 shall affect MRP's rights or remedies under
Section 11.2 with respect to any breach of this Agreement by FRP (including any breach which causes or contributes to the failure of any such condition to Closing).

      7.5 FRP's Conditions to Closing. The obligation of FRP to consummate the Closing shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, any or all of which may be waived in whole or in part by FRP:

            7.5.1 Each of MRP's representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date as if made by MRP

(or, if applicable, MRP Designee) on and as of the Closing
Date (except for those representations and warranties that by their express terms only apply to the Contract Date); provided that any change to the organizational chart of MRP shall be permitted (without resulting in a violation of the representation set forth in Section 6.7) so long as such changes do not violate
Section 4.8.

            7.5.2 MRP shall have performed all of its material obligations under this Agreement required at or prior to Closing, including delivery of the documents listed in Section 8.4.

      7.6 Failure of FRP's Condition. In the event of the failure of any condition precedent set forth in Section 7.5, FRP, at its sole election, may (i) terminate this Agreement by written notice to MRP, (ii) extend the date for Closing by thirty (30) days to permit such condition to be satisfied (but in no event beyond the Outside Closing Date), or (iii) waive the condition and proceed to Closing. Nothing set forth in this Section 7.6 shall affect FRP's rights or remedies under Section11.1 with respect to any breach of this Agreement by MRP (including any breach which causes or contributes to the failure of any such condition to Closing).

                   ARTICLE 8. CLOSING

      8.1 Timing of Closing. Subject to the satisfaction or written waiver of all other applicable conditions to Closing, Closing shall occur on a date which is not more than ten (10) Business Days after the date upon which the Zoning Approval becomes final and non-appealable, or such Zoning Approval condition has been waived in writing by both MRP and FRP; provided that in no event shall the Closing Date occur later than the Outside Closing Date.

      8.2 Conduct of Closing. Closing shall be conducted through an escrow with the Title Company acting as escrow agent (in such capacity, "Escrow Agent"), and FRP and MRP shall execute
(or cause their counsel to execute) such additional instructions to Escrow Agent as may be required in connection therewith, provided such instructions do not modify or amend, and are in all respects consistent with, the terms of this Agreement. Pre-closing ("Pre-Closing") shall be held on the Business Day immediately preceding the Closing Date. At Pre-Closing, FRP and MRP shall execute and deliver or cause to be executed and delivered to Escrow Agent all documents and deliveries required under Sections 8.3 and 8.4, other than the payment of the amounts required on the Settlement Statement to be advanced by MRP or the Company. FRP and MRP shall complete and execute the Settlement Statement, and, provided all required Closing deliveries to the Escrow Agent have been made pursuant to Section 8.3 and Section 8.4, and no condition to Closing remains both unsatisfied and unwaived at the time such funding is otherwise required: (1) MRP shall advance and cause the Company to advance the amounts required to be paid by MRP and/or the Company on the Settlement
Statement by wire transfer of immediately available funds, and
(2) FRP shall advance any amount required to be paid by FRP on the Settlement Statement (if any) by wire transfer of immediately available funds, in both cases such that the amounts payable pursuant to the Settlement Statement are available to Escrow Agent be disbursed no later than 3:00 p.m. Washington, D.C. time on the Closing Date.

      8.3 FRP's Closing Deliveries.  At or prior to Closing,
FRP shall deliver (or cause to be delivered) to Escrow
Agent the following:

           8.3.1 A deed for the Company Parcel substantially in the form of Exhibit D ("Deed") conveying to the Company the fee estate in the Company Parcel and the improvements thereon, subject only to the Permitted Exceptions, duly executed and acknowledged by FRP, and dated as of the Closing Date.

           8.3.2 A bill of sale, substantially in the form of Exhibit E, duly executed by FRP and dated as of the Closing Date.

           8.3.3 A General Assignment, substantially in the form of Exhibit F, duly executed by FRP and dated as of the Closing
Date (the "General Assignment").

           8.3.4 The Company Agreement, executed by FRP and dated as of the Closing Date.

           8.3.5 A certificate, duly executed by FRP, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date (or noting any exceptions).

           8.3.6 A release and termination of the Collateral
Assignment of Development Work Product.

           8.3.7 A title affidavit and gap indemnity, in customary form reasonably satisfactory to the Title Company and FRP, with respect to mechanics' liens, parties in possession and unrecorded instruments, duly executed by FRP.

           8.3.8 An affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that FRP is not a foreign person within the meaning of the Code.

           8.3.9 Such evidence of the power and authority of FRP to consummate the transactions described in this Agreement as may be reasonably required by MRP or the Title Company.

           8.3.10 A settlement statement  setting forth Closing
Costs, and all prorations and adjustments described in
Article 9, and otherwise consistent with the terms of this Agreement, duly executed by FRP (the "Settlement Statement").

           8.3.11 The REA, duly executed by FRP.

           8.3.12 Such other documents and instruments as are customary and as may be reasonably requested by MRP, Escrow Agent or the Title Company, to effectuate the transactions contemplated by this Agreement.

      8.4 MRP's Closing Deliveries. At or prior to Closing, MRP shall deliver to (or cause to be delivered to) Escrow Agent the following:

           8.4.1 The Company Agreement, duly executed by
MRP (or, if applicable, MRP Designee) and dated as of the Closing Date.

           8.4.2 An assignment to the Company of all Development
Work Product, duly executed by MRP (or, if applicable, MRP
Designee) and the Company, in form reasonably approved by FRP, and dated as of the Closing Date.

           8.4.3 The General Assignment, duly executed by
MRP for the Company in MRP's capacity as a Administrative
Member of the Company.

           8.4.4 A certificate, duly executed by MRP, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date (or noting any exceptions).

           8.4.5 If applicable, a certificate from MRP Designee, duly executed by MRP Designee, confirming that MRP's representations and warranties set forth in the Agreement are correct in all material respects as if made by such MRP
Designee on the Closing Date (or noting any exceptions).

           8.4.6 Such evidence of the power and authority of MRP, the MRP Designee, and/or the Company to consummate the transactions described in this Agreement as may be reasonably required by FRP or the Title Company.

           8.4.7 The Settlement Statement, duly executed by
MRP, MRP Designee (if applicable) and/or the Company.

           8.4.8 Any other normal and customary deliveries that the Company, in its capacity as transferee of the Company Parcel, is required to provide pursuant to Schedule B-Part 1 of the Title Commitment in order for the Title Company to issue the Title Policy to the Company at regular rates (and which FRP hereby authorizes MRP to execute and/or deliver on behalf of, and/or in the name of, the Company).

           8.4.9 The REA, duly executed by the Company.

           8.4.10 The Development Agreement, duly executed by the Company and the Developer.

           8.4.11 Such other documents and instruments as are customary and as may be reasonably requested by FRP, Escrow Agent or the Title Company with respect to MRP, MRP Designee and/or the Company to effectuate the transactions contemplated by this Agreement.

      8.5 Closing Costs. The Company shall pay the following Closing costs: (i) all title insurance premiums and related costs;
(ii) all escrow charges and settlement fees; and (iii) all District of Columbia Transfer Taxes and District of Columbia
Recordation Taxes applicable to the recordation of the Transactions Documents. FRP and MRP shall each bear its own consultant's and attorney's fees and expenses incurred in connection with the transactions described in this Agreement and the execution of the Transaction Documents. MRP shall pay all of its Due Diligence Costs. All other costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the express terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the costs borne individually by FRP and MRP under this Section 8.5 shall not be credited to their respective Initial Capital Contributions, provided any sums advanced by MRP or FRP to the Company so that the Company can fund Closing costs required to be paid by the Company in accordance herewith will be credited as part of the Initial Capital Contribution of the party making such advance to the Company.

                  ARTICLE 9. PRORATIONS

      9.1 Prorations Generally. Subject to Section 2.2.1(c), all items of income and expense of the Company Parcel with respect to the period prior to the Closing Date shall be for the account of FRP, and all items of income and expense of the Company Parcel with respect to the period from and after the Closing Date shall be for the account of the Company.

      9.2 Taxes. All ad valorem real estate taxes, and other taxes, levies and assessments with respect to the Company Parcel shall be apportioned between FRP and the Company as of the Apportionment Time. If the exact amount of such taxes cannot be determined at Closing, such apportionment shall be based upon reasonable estimates of such taxes, subject to readjustment upon the date that actual taxes can be determined.

      9.3 Tax Appeals. FRP shall have the right to initiate any appeal of any taxes or assessments applicable to the Company Parcel through Closing. If any appeal of any taxes or assessments applicable to the Company Parcel is pending as of the Closing Date with respect to any tax period that has closed prior the Apportionment Time, FRP shall be entitled to receive any rebate or credit resulting from such appeal, and shall pay all expenses of prosecuting such appeal. If any appeal of any taxes or assessments applicable to the Company Parcel is pending as of the Closing Date with respect to any tax period in which the Apportionment Time occurs or after the Apportionment Time occurs (each, a "Current Year Tax Appeal"), then after Closing the Company shall continue the prosecution of each such Current Year Tax Appeal to the extent applicable to the Company Parcel, FRP shall cooperate in connection therewith, and such taxes or assessments shall be re-prorated between FRP and the Company as of the Apportionment Time in accordance with the results of such Current Year Tax Appeal.
FRP and the Company shall cooperate in the prosecution of each Current Year Tax Appeal. All third party costs and fees incurred in connection with any Current Year Tax Appeal, including legal fees and expenses, shall be paid by FRP to the extent equitably allocable to the period prior to the Closing Date, and shall be paid by the Company to the extent equitably allocable to the period on or after the Closing Date. If such appeal relates to any tax period in which the Company Parcel was not a separate tax parcel, the cost and benefits associated with such appeal shall be equitably allocated to all parcels or properties which are within the scope of such appeal, for the period in which they were not separate tax parcels, with such allocation to be based on the relative share of each such property or parcel in any tax reduction or refund sought or obtained in such appeal.

      9.4 Utilities. Water, sewer, electricity, gas, and other utilities serving the Company

Parcel shall be apportioned between FRP and the Company as of the Apportionment Time. To the extent the Company Parcel is not separately metered from the remainder of the Site, the parties will agree on a reasonable allocation of the utilities serving the Company Parcel, on the one hand, and the remainder of the Site, on the other hand.

      9.5 Other Items. All other items shall be prorated as is customary practice in Washington, D.C.

      9.6 Survival.  This Article 9 shall survive Closing.

                  ARTICLE 10. AS IS TRANSFER

      10.1 Condition of Company Parcel.

            10.1.1 MRP acknowledges that, except as expressly provided for in this Agreement and the other Transaction Documents executed by
FRP: (i) as of the Contract Date MRP has been given a reasonable opportunity to inspect and investigate the Company Parcel, all improvements thereon and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Company Parcel, either independently or through agents and experts of MRP's choosing, and (ii) the Company will acquire the Company Parcel based solely upon MRP's own investigation and inspection thereof and the representations, warranties and covenants of FRP expressly set forth in the Transaction Documents executed by FRP. FRP AND
MRP AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR
IN THIS AGREEMENT AND THE OTHER TRANSACTION
DOCUMENTS EXECUTED BY FRP, (I) THE COMPANY
PARCEL SHALL BE TRANSFERRED AND THE COMPANY
SHALL ACCEPT POSSESSION OF THE COMPANY PARCEL
ON THE CLOSING DATE "AS IS," "WHERE IS," AND "WITH
ALL FAULTS" AS THE SAME EXIST ON THE CONTRACT
DATE (SUBJECT TO REASONABLE WEAR AND TEAR AND
DAMAGE BY CASUALTY) AND (II) SUCH CONTRIBUTION
SHALL BE WITHOUT REPRESENTATION OR WARRANTY
OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY
OR OTHERWISE, INCLUDING ANY WARRANTY OF INCOME
POTENTIAL, OPERATING EXPENSES, USES,
MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE, AND FRP HEREBY DISCLAIMS AND RENOUNCES
ANY SUCH REPRESENTATION OR WARRANTY.  MRP
FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT
AS EXPRESSLY PROVIDED IN THE TRANSACTION
DOCUMENTS EXECUTED BY FRP, FRP SHALL BE UNDER
NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE
REGARDING ANY MATTER WHICH MAY BE KNOWN TO
FRP, OR ITS OFFICERS, DIRECTORS, CONTRACTORS,
AGENTS OR EMPLOYEES, AND THAT IT IS RELYING
SOLELY UPON ITS OWN INSPECTION OF THE
COMPANY PARCEL AND NOT UPON ANY
REPRESENTATIONS MADE TO IT BY ANY PERSON
WHOMSOEVER ON FRP'S BEHALF.

            10.1.2 Except as provided in Section 10.1.3, MRP, on behalf of itself and the Company, hereby waives, releases and forever discharges FRP, and its officers, directors and employees, from any and all Damages, whether known or unknown, which MRP or the Company has or may have in the future, arising out of or in connection with the Company Parcel, including the physical, environmental, governmental, economic or legal condition of the Company Parcel. For the foregoing purposes, MRP, on behalf of itself and the Company, hereby specifically waives the provisions of any law the import of which is that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor's favor at the time of executing the release, which if known by the creditor must have materially affected a settlement with the debtor.

            10.1.3 Notwithstanding any waiver and/or release (and/or any other exculpatory language) set forth in Section 10.1.1 and/or
Section 10.1.2 to the contrary, in no event will MRP or the Company be deemed or construed to have released FRP from or with respect to: (i) any Damages arising out of any breach of any express representation, warranty or covenant set forth in this Agreement or any other Transaction Document executed by FRP, and ii) any Damages arising from a claim which is asserted
(in any form) against MRP or the Company by any Person that is not an MRP Principal or affiliated with an MRP Principal, in connection with the physical condition of the Company Parcel, or otherwise relating to the Company Parcel, based upon acts, omissions, events or circumstances occurring prior to the Closing Date, but expressly excluding any such claim that is based upon or arises out of Hazardous Substances (including the Known
Hazardous Substances) (the foregoing, collectively, "Third
Party Claims"). For clarity, Section 10.1.1 and Section 10.1.2 do not prohibit MRP or the Company from impleading FRP in any litigation brought by third parties where FRP may have liability to such third parties (even if MRP and the Company have released FRP from such liability).

            10.1.4 This Section10.1 shall survive the Closing without limitation as to time.

      10.2 Remediation of Known Hazardous Substances.

            10.2.1 MRP and FRP agree that, in connection with its construction of the Initial Improvements, the Company shall conduct the following activities (which shall be collectively referred to as "Remediation Activities"), unless otherwise undertaken by FRP pursuant to Section 10.2.7: (i) remediate or dispose of the Known Hazardous Substances (including water, soil and other substances at the Company Parcel impacted by Known Hazardous Substances), provided however that such remediation or disposal shall be consistent with the Cleanup Standard; (ii) remediate or dispose of any Known Hazardous Substances as necessary to obtain closure under the Existing LUST Case, provided however that such remediation or disposal shall be consistent with the Cleanup Standard; and (iii) obtain closure of the Existing LUST Case.

            10.2.2 FRP and MRP shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed): (i) all consultants and contractors that may be conducting any Remediation Activities, and (ii) the disposal sites, treatment facilities and/or methods for any Remediation Activities.

            10.2.3 The Company shall coordinate with its contractors and consultants to develop a work plan (which may include leaving the Known Hazardous Substances on the Company Parcel, diluting the Known Hazardous Substances, and/or the use of institutional controls) for the Remediation Activities, and such work plan (including costs related thereto) shall be subject to the prior written approval of MRP and FRP, which approval shall not be unreasonably withheld, conditioned or delayed.

            10.2.4 Subject to Section 10.2.8, from and after the Closing, FRP shall reimburse the Company for all reasonable costs incurred by the Company in connection with the Remediation Activities to the extent that, and only to the extent that, the cost of such Remediation Activities are a direct result of the Known Hazardous Substances and are in excess (on a net basis) of the reasonable and customary expenses that would otherwise be incurred in connection with development of the Company
Parcel and construction of the Initial Improvements (collectively, "Reimbursable Costs"). As illustrations, only, and without limitation and/or without prejudice:

            (a) FRP will reimburse the Company for the sum of (i) the excavation, transportation, disposal and, if applicable, backfilling and/or soils replacement costs, for Remediation Activities which require the excavation of contaminated soils in a particular portion of the Company Parcel, as necessary to achieve a Cleanup Standard with respect thereto, less (ii) the excavation, transportation, disposal and, if applicable, backfilling or soils replacement costs (if any) that would have been incurred with respect to the same portion of the Company Parcel absent the presence of contaminated soils consisting solely of Known Hazardous Substances in such quantity or concentration so as to require modified excavation, transport, disposal or backfilling and/or soil replacement (i.e., both the incremental additional cost associated with proper lawful disposal of contaminated soils with a governmentally licensed facility, and the cost of any additional excavation, and related backfilling and/or soil replacement, which is required because of the presence of contaminated soils to the extent consisting of Known Hazardous Substances in such portion of the Company Parcel).

            (b) FRP will reimburse the Company for the sum of (i) the extraction, transportation and disposal costs of water necessary to achieve a Cleanup Standard less (ii) the extraction, transportation and disposal costs of the same quantity of water, if any, absent the presence of a Known Hazardous Substance in such quantity or concentration so as to require modified extraction, transport or disposal.

            (c) If the disposal of water were a Remediation Activity, and if, in order to achieve a Cleanup Standard it were necessary to dispose the water into the District of Columbia Water and Sewer Authority (WASA") system, and if there are additional net costs associated with such disposal (such as pretreatment) as a result of a Known Hazardous Substance, such additional net costs may constitute Reimbursable Costs if such costs are otherwise reimbursable pursuant to this Agreement.

            (d) If the disposal of soil were a Remediation Activity, and if, in order to achieve a Cleanup Standard it were necessary to dispose of such soil in a particular landfill, and if there are additional net costs associated with such disposal as a result of an Known
Hazardous Substance, such additional net costs may constitute
Reimbursable Costs if such costs are otherwise reimbursable pursuant to this Agreement.

            10.2.5 Reimbursable Costs may include: (i) any groundwater monitoring wells as may be required by a Governmental Authority or as approved by FRP, (ii) the operation and maintenance of any institutional controls if approved as part of the work plan pursuant to Section 10.2.3, (iii) the reasonable cost of an environmental consulting firm and counsel hired to facilitate and expedite the Remediation Activities (unless provided directly by FRP or its insurer), and (iv) the reasonable administrative and legal costs associated with obtaining closure of the Existing LUST Case (unless provided directly by FRP or its insurer). Without limitation, Reimbursable Costs shall not include consequential or punitive damages.

            10.2.6 FRP shall reimburse costs pursuant to this
Section 10.2 within thirty (30) days after presentation of an invoice and such documentation of costs as may be reasonably requested by FRP. If FRP in good faith disputes whether an invoice constitutes a Reimbursable Cost, FRP shall, in lieu of payment, notify the Company in writing within thirty (30) days after presentation of an invoice the reason(s) why FRP believes the expense does not constitute a Reimbursable Cost. The parties agree to negotiate in good faith to resolve any disagreement expeditiously. If, after thirty (30) days, the parties are unable to resolve their disagreement, either party may invoke the arbitration provisions of Exhibit B to the Company Agreement. Any costs or other amounts which are found to be due and owing from FRP to MRP or the Company pursuant to this Section 10.2, but which was not paid by FRP within the aforementioned thirty (30) day period, shall bear interest from the date the amount in question was paid by MRP or the Company until the date such payment or reimbursement is made by FRP, at an annual interest rate equal to the lesser of (1) twelve percent (12%) per annum, or (2) the highest annual interest rate permitted under applicable law.

            10.2.7 Notwithstanding anything to the contrary herein, FRP shall at all times prior to commencement of construction of the Initial Improvements have the right to enter onto the Company Parcel to excavate, remove, stabilize, treat and/or dispose of Known Hazardous Substances, provided that (i) such activities by FRP may not cause material adverse delay or additional expense to the Company's plans for Initial Improvements; (ii) all such activities shall be performed in accordance with all applicable Environmental
Laws and approved by all Governmental Authorities with jurisdiction over such matters (if and to the full extent such approval is required); and (iii) all such activities shall be funded by FRP, but subject to adjustment and reimbursement by the Company on a net basis consistent with Section
10.2.4, if and to the extent applicable.

            10.2.8 Promptly following the Contract Date, FRP and MRP, each acting reasonably and in good faith, shall endeavor to agree upon a maximum aggregate amount ("Cap") for which FRP may be liable to the Company pursuant to this
Section 10.2. If FRP and MRP shall agree upon a Cap, they shall promptly reflect the same in an amendment to this Agreement (a "Cap Amendment"). If such Cap Amendment shall not have been executed by the date that is sixty
(60) days after the Contract Date, then either FRP or MRP may terminate this Agreement by written notice to the other given at any time thereafter but prior to the execution of such Cap Amendment, following which (i) this Agreement shall be of no further force and effect, (ii)
Section 11.3 shall apply, and (iii) other than as set forth in subclause (ii), neither party shall have any further rights, obligations or liabilities to the other party other than those that expressly survive termination of this Agreement

           10.2.9 This Section 10.2 shall survive Closing without limitation as to time.

         ARTICLE 11. DEFAULT AND REMEDIES

      11.1 MRP's Default at or prior to Closing. If (a) MRP or MRP Designee defaults in any material obligation under this Agreement prior to Closing, (b) MRP or MRP Designee defaults in its obligation to proceed to the Closing in accordance with this Agreement, or (c) if any condition set forth in Sections 7.5.1 or
7.5.2 is not satisfied and FRP elects not to proceed to the Closing, then FRP shall give MRP written notice of such default or the failure of such condition. If MRP shall fail to cure such default or satisfy such condition within fifteen(15) Business Days after receipt of such notice (but in no event later than the Outside Closing
Date), then FRP, as its exclusive and sole right and remedy, shall have the right to (i) terminate this Agreement by written notice to MRP, and (ii) exercise its rights under the Collateral Assignment of Development Work Product. Upon any such termination of this Agreement, this Agreement shall be of no further force or effect and neither party shall have any further rights, obligations or liabilities to the other party other than those that expressly survive termination of this Agreement.
FRP hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of the defaults or failure of the conditions described above, except as described in this Section11.1.

      11.2 FRP's Default at or prior to Closing. If (a) FRP defaults in any material obligation under this Agreement prior to Closing, (b) FRP defaults in its obligation to proceed to Closing in accordance with this Agreement, or (c) if any condition set forth in Section 7.3.1 or 7.3.2 is not satisfied and MRP elects not to proceed to Closing, then MRP shall give FRP written notice of such default or the failure of such condition. If FRP shall fail to cure such default or satisfy such condition within fifteen (15) Business Days after receipt of such notice (but in no event later than the Outside Closing
Date), then MRP shall be entitled, as its exclusive and sole remedy, to (i) receive from FRP reimbursement of the Development Costs that MRP has then incurred in accordance with the Pre-Development Budget, and (ii) terminate the Collateral Assignment of Development Work Product and
FRP's rights thereunder (without being required to assign all or any portion of the Development Work Product to FRP).
Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further rights, obligations or liabilities to the other party other than those that expressly survive termination of this Agreement.
In connection with FRP's reimbursement obligation, MRP shall also have the right to recover interest from FRP on any unpaid portion of such reimbursement, calculated at a rate of twelve percent (12%) per annum (which interest shall accrue and be payable from the date such reimbursement was originally due and payable hereunder until the date such reimbursement amount was actually paid in full), which shall survive any termination of this Agreement. MRP hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of the FRP defaults or failure of the conditions described above except as described in this Section 11.2.

      11.3 Failure to Close without Default. If the Agreement is terminated at or prior to Closing for any reason other than the default of FRP or MRP, which may include the failure of a condition to Closing as long as such failure is not attributable to the default of FRP or MRP, FRP shall have the right to exercise its rights under the Collateral Assignment of Development Work Product by (i) providing written notice of such exercise to MRP, and (ii) reimbursing MRP for its Development Costs as and when provided for in the next sentence. If FRP shall so elect to exercise its rights under the Collateral Assignment of Development Work Product,
FRP shall reimburse MRP for all Development Costs incurred by MRP in accordance with the Pre-Development
Budget, within thirty (30) days after receipt by FRP of reasonable substantiating documentation. In connection with such reimbursement obligation, MRP shall also have the right to recover interest from FRP on any unpaid portion of such reimbursement amount, calculated at a rate of twelve percent (12%) per annum (which interest shall accrue and be payable from the date such reimbursement was originally due and payable hereunder until the date such reimbursement is actually paid in full), which shall survive any such termination of this Agreement. Notwithstanding the foregoing, this
Section 11.3 shall not apply in the event of any termination of this Agreement pursuant to Section 7.2.2 (iii).

      11.4 Default after Closing.  The provisions of this Section
11.4 shall apply solely to the extent Closing is consummated under this Agreement, as follows:

            11.4.1 Subject to any express provisions of this Agreement to the contrary, from and after Closing, FRP hereby agrees to indemnify MRP, MRP Designees, the Company, and their respective directors, officers, employees, partners, members and affiliates (collectively, "MRP Indemnified Parties"), and to hold MRP Indemnified Parties harmless from and against, any and all Damages paid or incurred by MRP Indemnified
Parties due to (i) any breach of any representation or warranty made by FRP in this Agreement or any other Transaction
Document executed by FRP, and (ii) any breach of any covenant made by FRP in this Agreement or any other
Transaction Document executed by FRP.

            11.4.2 Subject to any express provisions of this Agreement to the contrary, from and after Closing, MRP hereby agrees to indemnify FRP, the Company, and their respective directors, officers, employees, partners, members and affiliates (collectively, "FRP Indemnified Parties"), and to hold FRP Indemnified Parties harmless from and against, any and all Damages paid or incurred by FRP Indemnified Parties due to (i)any breach of any representation or warranty made by MRP or MRP Designee in this Agreement or any other Transaction Document executed by MRP or by MRP Designee, and (ii)any breach of any covenant made by MRP or MRP
Designee in this Agreement or any other Transaction Document executed by MRP or by MRP Designee.

            11.4.3 With regard to each party's right to assert a direct claim against the other party pursuant to Section 11.4.1(i) and/or Section11.4.2(i), as applicable, such right shall survive Closing until the date that is one (1) year after the Closing Date, and shall thereafter expire, and be null and void. With regard to each party's right to assert a claim against the other party pursuant to Section 11.4.1(ii) and/or Section 11.4.2(ii), as applicable, such right shall survive Closing without time limitation other than any applicable statute of limitations. From and after Closing, and excluding any other obligations and liabilities of the parties provided for under the express terms of this Agreement or under the express terms of any of the other Transaction
Documents being delivered at Closing hereunder (including the Company Agreement), all of which shall survive Closing without limitation, the right to seek Damages and indemnification under this
Section 11.4 shall be the exclusive remedies of FRP, on the one hand, and MRP, MRP Designee or the Company, on the other hand, in connection with any post-Closing claims arising out of the matters described in this Section11.4 and the transaction described in this Agreement, each party hereby waiving and releasing any and all other rights or remedies it may have under applicable law or at equity in connection therewith.

            11.4.4 Notwithstanding any other provision of this Agreement to the contrary: (a) if at or prior to Closing MRP obtains MRP's Knowledge that any representation or warranty of FRP under this Agreement is inaccurate in any respect and/or FRP has breached a covenant under this Agreement or the Transaction Documents, but nonetheless proceeds to Closing, MRP and the MRP Designee(s) shall be deemed to have waived any right to make a claim arising out of such inaccuracy or breach, and (b) if at or prior to Closing FRP obtains
FRP's Knowledge that any representation or warranty of MRP or the MRP Designee(s) under this Agreement is inaccurate in any respect and/or MRP has breached a covenant under this Agreement or the Transaction Documents, but nonetheless proceeds to Closing, FRP shall be deemed to have waived any right to make a claim arising out of such inaccuracy or breach, provided that (i) the foregoing notwithstanding, the waiver provided for above shall not apply, and shall be null and void, with respect to any knowing and deliberate misrepresentation or intentional breach made by a party to this Agreement at the time of final execution and delivery hereof, or remade by such party as of the Closing Date, unless the other party had Actual Knowledge of such misrepresentation more than thirty (30) days prior to the Closing Date and failed to avail itself of its rights and remedies with respect thereto promptly after acquiring Actual Knowledge thereof. The parties agree that the term "knowing and deliberate misrepresentation" shall require the party making the representation to have done so with Actual Knowledge that the matter represented was false in some material respect.

      11.5 Survival. Except where this Agreement expressly provides for a longer period: (A) the representations and warranties of FRP and MRP set forth in this Agreement and the indemnities based thereon shall survive Closing until the date that is one (1) year after the Closing Date (and any Action for breach of such representation or warranty must be instituted on or before such date), and (B) the covenants and indemnities based thereon of FRP and MRP set forth in this Agreement shall survive Closing and continue until the date upon which an Action for the breach thereof is barred under the statute of limitations applicable thereto (and any Action for breach of such covenant or indemnity must be instituted on or before such bar date). This Article 11 shall survive termination of this Agreement and the Closing.

      11.6 Attorneys' Fees. In the event that any party to this Agreement shall default hereunder, then the other party shall have the right to recover reasonable attorneys' fees in enforcing this Agreement. This Section 11.6 shall survive any termination of this Agreement.

                 ARTICLE 12. MISCELLANEOUS

      12.1 Assignment.

           12.1.1 MRP shall not assign this Agreement without the consent of FRP, other than to an MRP Designee in accordance with this Section 12.1. Upon thirty (30) days prior written notice to FRP, MRP shall have the right to assign this Agreement to another Person ("MRP Designee") that is an MRP Affiliate. MRP shall provide to FRP such information as FRP may reasonably request to confirm the direct and indirect ownership and Control of MRP Designee. Upon the designation of MRP Designee, MRP Designee shall be deemed to have assumed for the benefit of FRP all obligations of MRP under this Agreement, but such designation shall not relieve MRP of its obligations under this Agreement.

           12.1.2 FRP shall not assign this Agreement, nor will FRP transfer or assign (whether by sale, ground lease, contribution or a joint venture transaction) or market any of its right, title and interest in and to the Company Parcel prior to Closing, without the consent of MRP.

      12.2 Notices. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or by facsimile. All notices shall be addressed as follows:

	If to FRP:
	Florida Rock Properties, Inc.
	c/o FRP Development Corp.
	34 Loveton Circle, Suite 100
	Sparks, MD 21152
	Attn:  David H. deVilliers, Jr., President
	Phone:  410/771-4100
	Fax:  410/771-8150

	with a copy to:

	Arnold & Porter LLP
	555 12th Street, N.W.
	Washington, D.C.  20004
	Attn: Michael D. Goodwin, Esquire
                  Phone:  202/942-5558
	Fax:  202/942-5999

	If to MRP:

	MRP SE Waterfront Residential, LLC
                  c/o MidAtlantic Realty Partners, LLC
                  3050 K Street, N.W., Suite 125
                  Washington DC 20007
	Attn:  Robert J. Murphy
	Phone: (202) 719-9000

	Fax:  (202) 719-9050

	with a copy to:

                  Tenenbaum & Saas, PC
                  4504 Walsh Street, Suite 200
	Chevy Chase, MD 20815
	Attn:  Mark S. Tenenbaum, Esq.
	Phone: (301) 961-4965
	Fax:  (301) 961-5305

	If to the Title Company or Escrow Agent:

                  Commonwealth Land Title Insurance Company
	1015 15th Street, N.W., Suite 300
                  Washington, D.C.  20005
	Attn:  David P. Nelson
	Phone: (202) 312-5109
	Fax:  (202) 737-4108

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon actual receipt (or refusal thereof) if personally delivered, sent by recognized overnight delivery service, or sent by certified or registered mail, postage prepaid, with return receipt requested, or upon electronically verified transmission, if such delivery is by facsimile.
Notices may be given on behalf of a party by such party's legal counsel. Notices shall be deemed to include all attachments, enclosures or other documents delivered with such Notice.

      12.3 Waiver of Jury Trial; Jurisdiction.  FRP and
MRP each hereby waives any right to jury trial in the event any party files an Action relating to this Agreement or to the transactions or obligations contemplated by this Agreement. Any Action arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in federal or local courts having jurisdiction over the District of Columbia, and FRP and MRP agree that such courts are the most convenient forum for resolution of any such Action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts. Nothing in this
Section 12.3 is intended to limit or eliminate either party's right to seek arbitration under the express terms of this Agreement. This Section 12.3 shall survive termination of this Agreement and the Closing.

      12.4 Counterparts and Effectiveness.  This
Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Delivery of an executed counterpart of this Agreement (or of any document or instrument contemplated herein) by electronic means, including by facsimile transmission or by electronic mail delivery of a scanned counterpart hereof (in PDF format), shall be sufficient for all purposes, shall be binding on any Person who so executes this Agreement (or such document or other instruments) and shall constitute good and valid execution and delivery for all legal purposes.

      12.5 Confidentiality.

           12.5.1 MRP acknowledges that certain information heretofore or hereafter furnished by or on behalf of FRP to MRP Representatives with respect to the Company Parcel or the Site has been and will be so furnished on the condition that MRP Representatives maintain the confidentiality thereof. Accordingly, but subject to the further terms and limitation of this Section 12.5, MRP shall hold, and shall cause the other MRP Representatives to hold, in strict confidence, and MRP shall not disseminate or disclose, and shall prohibit the other MRP Representatives from disseminating and/or disclosing, to any other Person without the prior written consent of FRP: (i) the terms of this Agreement, (ii) any information delivered by or on behalf of FRP to MRP Representatives pursuant to this Agreement, and (iii) any information regarding the Company Parcel and/or the Site that is obtained by MRP Representatives in connection with their due diligence investigation of the Company Parcel to the extent not excluded hereafter (collectively, "Confidential FRP Information"). Notwithstanding the foregoing, (1) Confidential FRP Information shall not include any documents or other information which is a matter of public record, or which is otherwise already in the public domain other than as a result of a breach of this covenant by MRP or an MRP representative, and (2) MRP may disclose the Confidential FRP Information (A)on a need-to-know basis to its employees, agents, accountants, counsel, actual or potential financial advisors, contractors, actual or potential lenders, and actual or potential investors (it being understood that MRP will inform such Persons of the confidential nature of the Confidential FRP Information and MRP shall be responsible for any disclosure of such Confidential FRP Information by them in violation of this
Section 12.5.1), (B)subject to Section 12.5.2, to the extent required to comply with applicable law or a court order,
(C) subject to Section 12.5.2, to the extent required to comply with the rules of any applicable securities exchange,
(D) in connection with any legal action brought to enforce, or resolve any dispute under, this Agreement, and (E) upon approval by FRP (which approval shall not be unreasonably withheld, conditioned or delayed) or as otherwise permitted hereunder, as necessary for MRP to obtain Zoning Approval. Unless otherwise agreed by FRP and MRP, upon termination of this Agreement, MRP shall promptly deliver to FRP all Confidential FRP Information, and, if requested by FRP, MRP shall promptly destroy all memoranda, notes and other writings prepared by MRP and containing any information described in the Confidential FRP Information. The foregoing notwithstanding, MRP and its legal counsel will have the right to retain its self-generated notes, reports and summaries as necessary for legal compliance or legal record retention purposes, all which shall continue to be held subject to the terms of this Section 12.5.1.

           12.5.2 If MRP is requested or required by subpoena, deposition, interrogatory, civil investigation, demand, request for information or documents under any applicable law, rule or regulation or other similar judicial, regulatory or administrative process to disclose any of the Confidential FRP Information, or if MRP is required under the rules of any applicable securities exchange to disclose any of the Confidential FRP Information, MRP shall give FRP prompt notice of such request so that FRP may seek an appropriate protective order at FRP's sole risk, cost and expense. If, in the absence of a protective order, MRP is compelled or required to disclose any of the Confidential FRP Information, it may disclose the Confidential
FRP Information it is compelled or required to disclose without liability hereunder; provided, however, that MRP shall give FRP written notice of the Confidential FRP Information to be disclosed as far in advance of the required disclosure as is practicable and, upon FRP's request and at FRP's sole cost and expense, MRP shall use its reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential
FRP Information that is disclosed.

           12.5.3 MRP may from time to time provide FRP with information regarding MRP or the MRP Affiliates specifically identified as confidential ("Confidential MRP Information").
FRP acknowledges and agrees (1) that the terms of this Agreement shall constitute Confidential MRP Information, and
(2) that the Confidential MRP Information has been and will be so furnished on the condition that FRP maintain the confidentiality thereof. Accordingly, but subject to the further terms and limitation of this Section 12.5.3, FRP (i) shall hold, and shall cause its representatives and agents to hold, in strict confidence, and FRP shall not disseminate or disclose, and shall prohibit the other FRP Representatives from disseminating and/or disclosing, the Confidential MRP Information to any other
Person without the prior written consent of MRP, and (ii) shall not disseminate or disclose the Confidential MRP Information to any other Person without the prior written consent of MRP. Notwithstanding the foregoing, FRP may disclose the Confidential MRP Information (w)on a need-to-know basis to its employees, agents, trustees, accountants, counsel, actual or potential financial advisors, contractors and actual or potential lenders (it being understood that FRP will inform such Persons of the confidential nature of the Confidential MRP Information and FRP shall be responsible for any disclosure of such Confidential FRP Information in violation of this Section 12.5.3),
(x)subject to Section 12.5.4, to the extent required to comply with applicable law or a court order, (y)subject to Section
12.5.4, to the extent required to comply with the rules of any applicable securities exchange, and (z)to the extent that such information is a matter of public record. Unless otherwise agreed by FRP and MRP, upon termination of this Agreement, FRP shall promptly deliver to MRP all Confidential MRP
Information, and, if requested by MRP, FRP shall promptly destroy all memoranda, notes and other writings prepared by FRP and containing any information described in the Confidential MRP Information.

           12.5.4 If FRP is requested or required by subpoena, deposition, interrogatory, civil investigation, demand, request for information or documents under any applicable law, rule or regulation or other similar judicial, regulatory or administrative process to disclose any of the Confidential MRP Information, or if FRP is required under the rules of any applicable securities exchange to disclose any of the Confidential MRP Information, FRP shall give MRP prompt notice of such request so that MRP may seek an appropriate protective order at MRP's sole risk, cost and expense. If, in the absence of a protective order, FRP is compelled or required to disclose any of the Confidential MRP Information, it may disclose the Confidential
MRP Information it is compelled or required to disclose without liability hereunder; provided, however, that FRP shall give MRP written notice of the Confidential MRP Information to be disclosed as far in advance of the required disclosure as is practicable and, upon MRP's request and at MRP's expense, FRP shall use its reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential MRP Information that are disclosed.

           12.5.5 Notwithstanding Section 12.5.1 and Section
12.5.3 to the contrary,

MRP and FRP, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

           12.5.6 The provisions of this Section 12.5 shall survive any termination of this Agreement.

      12.6 Public Announcements.   Any announcement, press
release or other public disclosure of the transaction contemplated by this Agreement and/or the development of the Company
Parcel as contemplated in this Agreement shall be subject to the mutual approval of FRP and MRP. Notwithstanding the foregoing and Section 12.5, each party may make such public disclosure as it determines is required by applicable Legal Requirements, the rules of any securities exchange on which its stock (or the stock of any of its affiliates) is listed or traded, subject to the other party's reasonable approval over any non-compulsory portion of such disclosure (i.e., any portion of such disclosure that is not compelled or required by the rules of such securities exchange). The provisions of this Section
12.6 shall survive any termination of this Agreement.

      12.7 Time of Essence. Time is of the essence with respect to all obligations of FRP and MRP under this Agreement.

      12.8 Soil Disclosure. The characteristics of soil on the Company Parcel as described by the Soil Conservation Service of the United States Department of Agriculture in the Soil Survey of the District of Columbia and as shown on the Soil Maps of the District of Columbia is Urban Land. For further information,
MRP may contact a soil testing laboratory, the District of Columbia Department of Environmental Services or the Soil Conservation Service of the Department of Agriculture.

      12.9 UST Disclosure. Concurrently with its execution of this Agreement, FRP has executed and delivered to MRP, pursuant to the Underground Storage Tank Management Act of 1990, an Underground Storage Tank Real Estate Transfer
Disclosure Form in the form attached to this Agreement as Exhibit G.

                    [signatures on following page]

      IN WITNESS WHEREOF, FRP and MRP have caused this Agreement to be executed as of the Contract Date:

                       FRP:

                       FLORIDA ROCK PROPERTIES, INC.

                       By:
                       Name:
                       Its:

                  [signatures continue on the next page]

                        MRP:

                        MRP SE WATERFRONT RESIDENTIAL LLC,
                        a District of Columbia limited liability company

                        By:  MIDATLANTIC REALTY PARTNERS, LLC,
                                its Managing Member


                        By:
                        Name:
                        Its:


                      [end of signatures]

               SCHEDULES AND EXHIBITS

Schedules
-----------

1.1.42	FRP's Knowledge
1.1.63	MRP's Knowledge
1.1.69	Certain Permitted Exceptions
3.1.3	Zoning Approval Schedule
5.10	Environmental Reports
6.7	MRP Organizational Chart

Exhibits
--------

A	Description of Company Parcel
B	Description of Site
C	Form of Company Agreement
D	Form of Deed
E	Form of Bill of Sale
F	Form of General Assignment
G	Form of Underground Storage Tank Real Estate
                  Transfer Disclosure Form
H	Form of Collateral Assignment of Development
                  Work Product

                              Schedule 1.1.42
                              -----------------
                            FRP's Knowledge

                          David H. deVilliers, Jr.,

                               Schedule 1.1.63
                               -----------------
                             MRP's Knowledge

                              Robert J. Murphy
                         Frederick W. Rothmeijer

                              Schedule  1.1.69
                              ------------------

                      Certain Permitted Exceptions

                                       None.

                              Schedule 3.1.3
                              ---------------
                      Zoning Approval Schedule


                               (see attached)

                              Schedule 5.10
                             ---------------
                        Environmental Reports


1. Comprehensive Site Assessment by ENSAT Corporation dated December 26, 1995.

2. Phase I Environmental Site Assessment by Engineering
    Consulting Services, Ltd. dated October 29, 1999.

3. Limited Phase II Environmental Site Assessment and
    Geophysical Survey by Engineering Consulting Services,
    Ltd. dated February 8, 2000.

4. Environmental Testing Report, Bulkhead Area by Schnabel dated January 9, 2002.

5. Removal of Contaminated Soil Report by Schnabel Engineering
    Associates, P.C. dated April 10, 2002.

6. Monitoring Well and Testing Report by Schnabel Engineering
    North, LLC dated October 21, 2003.

7. LUST Case 95078, Current Status Report and Case Closure
    Request by Schnabel Engineering North, LLC dated November
    17, 2006.

8. Directive Letter from the Government of the District of Columbia Department of the Environment Underground
    Storage Tank Division dated December 18, 2006.

9. UST Leak Test Result by DC Materials dated July 10, 2009.

10. Voluntary Remediation Action Program Agreement with DDOE approved August 16, 2010.

11. Well Installation and Sampling Report by Schnabel Engineering
      Consultants, Inc. dated January 11, 2011.

12. Closure of One (1) 12,000 Gallon Diesel Underground Storage
      Tank Report by ENSAT dated November 10, 2011.

13. LUST Case 95078, UST Removal and Case Closure
      Request by Schnabel Engineering Consultants, Inc. dated
     December 16, 2011.

14. Letter of Permanent Tank Closure (Registered Underground
      Storage Tank System) from the Government of the District of Columbia District Department of the Environment dated
      December 20, 2011.

                               Schedule 6.7
                               -------------
                     MRP's Organizational Chart

                              (see attached)

                              Exhibit A
                              ---------

              Description of Company Parcel

                            (see attached)

                               Exhibit B
                               ---------

                         Description of Site


All that certain lot or parcel of land together with all improvements thereon located and being in the City of Washington in the District of Columbia and being more particularly described as follows:

Lot numbered Fourteen (14) in Square numbered Seven
Hundred Eight (708) in the subdivision made by Florida
Rock Properties, Inc., as per plat recorded in the Office of the Surveyor for the District of Columbia in Liber 203 at folio 152.

NOTE: At the date hereof the described property is designated on the Records of the Assessor for the District of Columbia for assessment and taxation purposes as Lots numbered Eight Hundred Ten (810), Eight Hundred Eleven
(811) and Eight Hundred Twelve (812) in Square numbered
Seven Hundred Eight (708) as shown on A&T Drawing filed as No. 3842-X.

                             Exhibit C
                             ---------

              Form of Company Agreement

                           (see attached)

                              Exhibit D
                              ---------

                           Form of Deed


                            (see attached)

                                Exhibit E
                               ----------

                        Form of Bill of Sale

                             (see attached)

                               Exhibit F
                               ---------

                 Form of General Assignment

                           (see attached)

                              Exhibit G
                              ---------

                   Form of UST Disclosure

                           (see attached)

                             Exhibit H
                             ----------

  Form of Collateral Assignment of Development
                          Work Product

                          (see attached)